Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CHEWY, INC.,

CHEWY KENTUCKY HOLDING, LLC,

BUDDY CHESTER SUB PARENT HOLDCO, INC.

and

solely for the purposes of Article II, Article III, Article IV, Article VI, Article VII and
Article VIII, Buddy Chester Sub LLC

Dated as of October 30, 2023

TABLE OF CONTENTS

i

Article V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	27
Section 5.1 Organization; Standing and Power	27
Section 5.2 Capitalization	28
Section 5.3 Authorization	29
Section 5.4 Consents and Approvals; No Violations	30
Section 5.5 Litigation	31
Section 5.6 Compliance with Applicable Laws	31
Section 5.7 Tax Matters	31
Section 5.8 Brokers and Other Advisors	32
Section 5.9 Opinion of Financial Advisor	32
Section 5.10 Investigation by Parent; Limitation on Warranties	32
Section 5.11 Ownership of Company Common Stock; Anti-takeover	32
Section 5.12 Operations of Merger Sub	32
Section 5.13 Section 16 Matters	32
Article VI COVENANTS	33
Section 6.1 Tax Matters	33
Section 6.2 Public Announcements	35
Section 6.3 Expenses	36
Section 6.4 Defense of Litigation	36
Section 6.5 Obligations of Merger Sub	36
Section 6.6 Waiver of Conflicts Regarding Representation	36
Section 6.7 Tax Matters Agreement	38
Section 6.8 Deferred Intercompany Gain Tax	38
Section 6.9 Intercompany Balances	38
Article VII INDEMNIFICATION	39
Section 7.1 Indemnification by Company Parent	38
Section 7.2 Survival and Notice of Claims	42
Section 7.3 Remedies	43
Section 7.4 Third Party Claims	43
Section 7.5 Tax Contests	44
Section 7.6 Indemnification Information Rights	45
Article VIII MISCELLANEOUS	45
Section 8.1 Effectiveness of Representations, Warranties and Agreements	45
Section 8.2 Notices	45
Section 8.3 Entire Agreement; No Third-Party Beneficiaries	47
Section 8.4 Assignment	47
Section 8.5 Amendment and Supplements	47
Section 8.6 Headings	47
Section 8.7 Waiver	47

Exhibit A – Form of Merger Certificate

Exhibit B – Form of Surviving Company Certificate of Formation

Exhibit C – Form of Limited Liability Company Agreement

Exhibit D – Reorganization Deck

Schedule A – Retained Shares

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 30, 2023, by and among Chewy, Inc., a Delaware corporation (“Parent”), Chewy Kentucky Holding, LLC, a single member Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), Buddy Chester Sub Parent Holdco, Inc., a Delaware corporation (the “Company”), and, solely for the purposes of Article II, Article III, Article IV, Article VI, Article VII and Article VIII, Buddy Chester Sub LLC, a Delaware limited liability company (“Company Parent”) (each of Parent, Merger Sub, the Company and (to the extent applicable) Company Parent, a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, the Parties intend that the Company shall merge with and into Merger Sub (the “Merger”), on the terms and subject to the conditions of this Agreement and in accordance with Section 264(a) of the General Corporation Law of the State of Delaware (“DGCL”) and Section 18-209(b) of the Delaware Limited Liability Company Act (the “LLC Act”), with Merger Sub surviving the Merger as the Surviving Company;

WHEREAS, Company Parent has undertaken the Pre-Closing Reorganization in connection with the Bobcat Transaction;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, Company Parent and certain other parties named therein will enter into the Amended and Restated Investor Rights Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent will enter into the MTA Termination Agreement and Pharmacy Letter Agreement, in each case, with the parties respectively named therein, which agreements shall take effect upon the Closing;

WHEREAS, Company Parent is the direct holder of 100% of the Company Common Stock;

WHEREAS, the Company owns 311,188,356 shares of Parent Class B Common Stock, representing all of the outstanding shares of Parent Class B Common Stock;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has established a special committee thereof consisting only of independent and disinterested directors (the “Special Committee”) to, among other things, consider and negotiate the Transaction Documents, and the transactions contemplated hereby and thereby;

WHEREAS, the Special Committee has unanimously (i) determined that the Transaction Documents and the transactions contemplated hereby and thereby, are advisable and fair to, and in the best interests of, Parent and the Parent Stockholders (other than the Company, Company Parent and their Affiliates) and (ii) resolved to recommend that the Parent Board approve and declare advisable the Transaction Documents and the transactions contemplated hereby and thereby;

WHEREAS, the Parent Board, upon the unanimous approval and recommendation of the Special Committee, has (i) determined that the Transaction Documents and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, Parent and the Parent Stockholders (other than the Company, Company Parent and their Affiliates), and (ii) approved and declared advisable the Transaction Documents and the transactions contemplated hereby and thereby;

WHEREAS, the Company Board has unanimously (i) determined that the Transaction Documents and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and Company Parent, (ii) approved and declared advisable the Transaction Documents and the transactions contemplated hereby and thereby, (iii) directed that this Agreement be submitted to Company Parent for adoption, and (iv) resolved to recommend that Company Parent approve and adopt this Agreement;

WHEREAS, immediately following the execution of this Agreement, Company Parent is delivering a written consent constituting the Company Parent Approval;

WHEREAS, the sole member of Merger Sub has (i) determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, Merger Sub and its sole member, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) taken all action as is necessary or advisable to cause Merger Sub to authorize the Merger in accordance with Merger Sub’s governing documents and Section 18-209(b) of the LLC Act;

WHEREAS, Argos Holdings GP, LLC, in its capacity as general partner of Company Parent, has (i) determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, Company Parent and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby; and

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Intended Tax Treatment”), and (b) this Agreement will constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

Article I

DEFINITIONS AND CONSTRUCTION

Section 1.1         Certain Definitions. As used in this Agreement, the following terms will have the following meanings unless the context otherwise requires:

“15 Day VWAP” means the volume weighted average price of Parent Class A Common Stock for the fifteen trading days immediately prior to the date of measurement, as obtained from Bloomberg L.P. using the “Bloomberg definition” for calculation of “all day VWAP.”

“Accrued Taxes” means the amount equal to (without duplication) (A) an amount needed to pay the Bobcat Transaction Tax Amount, plus (B) any accrued and unpaid Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period (or portion thereof) minus (C) any Tax asset (before giving effect to the Merger) that is currently available to offset any such Tax liability with respect to the Pre-Closing Tax Period (including any refund or receivable with respect to any Tax of the Company and its Subsidiaries for any Pre-Closing Tax Period (or any credit in lieu thereof), net operating losses, any overpayments of Tax or estimated Tax) with respect to any Pre-Closing Tax Period. In determining the amount of the Accrued Taxes, such amount shall: (I) except as otherwise provided in this definition, be calculated in accordance with the past custom and practices of the Company and its Subsidiaries in preparing their income Tax Returns (including reporting positions, jurisdictions, elections, and accounting and valuation methods), (II) exclude any Taxes that result from an action taken, or election made, by Parent or any of its Affiliates (including the Company or any of its Subsidiaries) after the Closing that is outside of the ordinary course of business, (III) exclude any contingent Taxes or liabilities for accruals or reserves established or required to be established under GAAP methodologies with respect to contingent Taxes or with respect to uncertain Tax positions, and (IV) exclude all deferred Tax liabilities and assets established or required to be established.

“Action” means any claim, audit, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Authority or otherwise.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this Agreement, (a) unless otherwise specified, (i) prior to the Effective Time, neither Parent nor any of its Subsidiaries will be deemed to be Affiliates of the Company or any of the Company’s Affiliates (including Company Parent) under the foregoing definition, and vice versa and (ii) from and after the Closing, neither Parent nor any of its Subsidiaries will be deemed to be Affiliates of Company Parent or any of Company Parent’s Affiliates or any of the Company’s Affiliates (other than, after the Effective Time, the Company and its Subsidiaries) under the foregoing definition, and vice versa and (b) no portfolio companies that are affiliated with Affiliates of the Company or Company Parent, which portfolio companies may otherwise be deemed to be “under common control with” Company Parent, the Company or Parent, including Bobcat and its Subsidiaries, will be deemed to be Affiliates of Company Parent, the Company or Parent.

“Agreement” has the meaning specified in the preamble.

“Amended and Restated Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement, dated as of the date hereof, by and among Parent and the other persons set forth on the signature pages thereto.

“beneficial owner”, “beneficial ownership”, “beneficially owns” and “owns beneficially” have the meaning given such terms in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of capital stock or other equity security which is then entitled to vote generally in the election of directors shall be calculated in accordance with the provisions of such Rule; provided, however, that, for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any Equity which may be acquired by such Person (disregarding any legal impediments to such beneficial ownership), whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities issued by a Person.

“Bobcat” means Argos Holdings LLC.

“Bobcat Transaction” means the “Closing,” as defined in the Bobcat Transaction Agreement.

“Bobcat Transaction Agreement” means the Agreement and Plan of Merger, dated as of July 24, 2023, by and among Bobcat, Benji Acquireco, Inc., Benji Buyer Merger Sub LLC, and Argos Intermediate Holdco III LLC.

“Bobcat Transaction Tax Amount” means $1,815,948,461.44.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Cashed Out Contingent Liability Losses Shares” has the meaning specified in Section 7.1(e)(ii).

“Cashed Out Contingent Liability Losses Shares Value” means the aggregate amount of any cash deposited into the Escrow Account in respect of Cashed Out Contingent Liability Losses Shares.

“Cashed Out Specified Tax Losses Shares” has the meaning specified in Section 7.1(e)(ii).

“Cashed Out Specified Tax Losses Shares Value” means the aggregate amount of any cash deposited into the Escrow Account in respect of Cashed Out Specified Tax Losses Shares

“Chewy Pharmacy” means Chewy Pharmacy KY, LLC.

“Cleary” means Cleary Gottlieb Steen & Hamilton LLP.

“Closing” has the meaning specified in Section 2.4.

“Closing Cash Balance” means $1,937,093,765.13.

“Closing Date” has the meaning specified in Section 2.4.

“Code” has the meaning specified in the recitals.

“Collective Agreements” means the Governance Instruments and the Transaction Documents.

“Company” has the meaning specified in the preamble.

“Company Board” means the board of directors of the Company.

“Company Bylaws” means the Bylaws of the Company, as in effect on the date hereof.

“Company Charter” means the Certificate of Incorporation of the Company, as in effect on the date hereof.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Owned Parent Shares” has the meaning specified in Section 3.10(a).

“Company Parent” has the meaning specified in the preamble.

“Company Parent Approval” means the approval and adoption of this Agreement by Company Parent as sole stockholder of the Company.

“Company Parent Bank Account” has the meaning specified in Section 4.8.

“Company Parent Disclosure Letter” means the disclosure letter delivered by Company Parent to Parent concurrently with the execution of this Agreement.

“Company Parent Owned Shares” has the meaning specified in Section 4.3(a).

“Company Reorganization Tax Opinion” means the opinion of Company Tax Counsel, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment will apply to the Merger.

“Company Reorganization Tax Opinion Representation Letter” means the representation letter executed by the Company, and dated and effective as of the date hereof, delivered to Company Tax Counsel as a condition to, and in connection with, the issuance of the Company Reorganization Tax Opinion.

“Company Subsidiaries” has the meaning specified in Section 3.3(a).

“Company Tax Counsel” means Kirkland & Ellis.

“Contingent Liabilities Losses Period” has the meaning specified in Section 7.2(a).

“Contingent Liability Loss” means, to the extent incurred by Parent or any of its Subsidiaries, losses, Liabilities, obligations, assessments, awards, fines, penalties, claims, costs, damages and expenses, in each case to the extent arising out of, resulting from or incurred in connection with the Indemnified Contingent Liabilities.

“Contingent Liability Losses Shares” means a number of shares of Parent Class B Common Stock, rounded to the nearest whole share, as of any measurement time, equal to (a) (i) $50,000,000 minus (ii) the Transferred Contingent Liability Losses Shares Value minus (iii) the Cashed Out Contingent Liability Losses Shares Value divided by (b) the greater of the (x) 15 Day VWAP and (y) $13.00.

“Contingent Liability Losses Retained Shares Amount” means, as of any Escrow Measurement Date, a number of shares of Parent Class B Common Stock equal to (1) (a) (i) $50,000,000 minus (ii) the Transferred Contingent Liability Losses Shares Value minus (iii) the Cashed Out Contingent Liability Losses Shares Value divided by (b) $13.00 minus (2) the number of shares of Parent Class B Common Stock held as Escrow Shares in respect of Contingent Liability Losses as of such Escrow Measurement Date.

“Contract” means any legally binding written or oral binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, indentures, insurance policies, notes, guarantees, sublicenses, subcontracts and purchase orders).

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, including through one or more intermediaries, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of securities or partnership or other ownership interests, as trustee or executor, by contract or credit arrangement or otherwise.

“Controlling Company” has the meaning specified in Section 7.5(b)(i).

“Convertible Securities” means, with respect to any Person, (a) any securities that are convertible into or exercisable or exchangeable for any shares of any class or series of equity securities of such Person, whether upon conversion, exercise, or exchange, pursuant to antidilution provisions of such securities or otherwise (other than, for purposes of this Agreement, the Parent Class B Common Stock), and (b) any subscriptions, options, rights, warrants or calls (or any similar securities) or agreements or arrangements of any character, in each case to acquire equity securities of such Person.

“COVID-19 Deferred Taxes” means any payroll, social security, unemployment or other similar Taxes of the Company or its Subsidiaries attributable to payments, events or transactions occurring prior to the Closing Date that have been deferred until after the Closing Date pursuant to any Pandemic Response Law and which remain unpaid as of the Closing Date.

“COVID-19 Pandemic” means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof.

“Deferred Intercompany Gain Tax” shall mean the federal and state income Tax payable if the deferred intercompany gain attributable to a distribution of certain Parent Equity to Buddy Holdings Corp. is not excluded from income, which amount is the Deferred Intercompany Gain Tax Amount.

“Deferred Intercompany Gain Tax Amount” means $59,713,297.

“Delaware Courts” has the meaning specified in Section 8.10.

“DGCL” has the meaning specified in the recitals.

“Disposal Costs” means the reasonable, documented, out-of-pocket costs and expenses (including reasonable underwriters’ discount or similar cost) of Parent to obtain cash (from disposition of Contingent Liability Losses Shares, Specified Tax Losses Shares and/or Retained Shares, as applicable) as necessary to pay any amounts owed in respect of Indemnifiable Losses; provided, that any discount or other costs and expenses incurred by Parent in connection with engaging an underwriter, broker-dealer or similar intermediary in connection with the sale of Parent Class A Common Stock (whether to the public or otherwise) shall only be deemed reasonable to the extent such underwriter, broker-dealer or similar intermediary is approved by Company Parent; provided, further, that such approval shall not be unreasonably withheld, conditioned or delayed.

“Effective Time” has the meaning specified in Section 2.3.

“Encumbrance” means any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, charge, title retention device, restriction, covenant, title defect, assignment, adverse claim, restriction, license, encumbrance, option, right of first refusal or first offer, preemptive right, security interest or restriction of any kind or nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, use, exercise or transfer of any other attribute of ownership of any asset, but other than restrictions under applicable securities Laws).

“Equity” means any and all shares of capital stock of the applicable Person and Convertible Securities of such Person.

“Escrow Account” has the meaning specified in Section 2.7(a).

“Escrow Agent” means the Escrow Agent as defined in the Escrow Agreement.

“Escrow Agreement” means the escrow agreement entered into on the date hereof, for the escrow of the Escrow Shares pursuant to the terms of this Agreement.

“Escrow Measurement Date” has the meaning set forth in Section 7.1(e)(i).

“Escrow Shares” has the meaning specified in Section 2.7(a).

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Existing Investor Rights Agreement” means the Investor Rights Agreement, dated as of June 13, 2019, by and among Parent and the other persons set forth on the signature pages thereto.

“GAAP” means United States generally accepted accounting principles.

“Governance Instruments” means the Company Charter, Company Bylaws, Parent Charter, Parent Bylaws and Existing Investor Rights Agreement.

“Governmental Authority” means any supranational, national, federal, state, county, local or municipal government, or other political subdivision thereof, or any court, tribunal or arbitral body and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government, domestic or foreign; provided, that, such term shall not include any stock exchange or listing company unless otherwise provided.

“Group” has the meaning ascribed to such term in Section 13(d)(3) of the Exchange Act.

“Indemnifiable Losses” means the Specified Tax Losses and the Contingent Liability Losses.

“Indemnified Contingent Liabilities” means (a) any Liabilities arising (i) prior to the Closing in respect of the Company and its Subsidiaries, (ii) at or prior to the Closing in respect of the Bobcat Transaction and (iii) to the fullest extent permitted by applicable Law, at any time in respect of any Action brought by a Third Party against Parent, the Special Committee or any of the members of the Special Committee arising out of this Agreement, the Transaction Documents, or any of the transactions and matters contemplated hereby or thereby, including the Pre-Closing Reorganization (including any out-of-pocket, reasonable and documented costs, fees and expenses (including reasonable and documented legal fees and expenses)), (b) the matters set forth in Section 1.1(a) of the Company Disclosure Letter and (c) any Liabilities (other than Taxes) attributable to any breach by Company Parent or the Company of any representation, warranty or covenant hereunder; provided that, for the avoidance of doubt, Indemnified Contingent Liabilities shall not include any Taxes that constitute Specified Tax Losses or are included in the calculation of Accrued Taxes.

“Intended Tax Treatment” has the meaning specified in the recitals.

“Intercompany Balances” has the meaning set forth in Section 6.9.

“Kirkland & Ellis” means Kirkland & Ellis LLP.

“Law” means all international, foreign, federal, state, provincial, local or municipal laws, statutes, ordinances, codes, regulations, rules, common law or other similar requirements enacted, adopted, promulgated or applied by any Governmental Authority, and all Orders.

“Letter of Transmittal” means a letter of transmittal in an agreed form delivered by Company Parent to Parent prior to the Effective Time.

“Liabilities” means debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, liquidated or unliquidated, where arising in the past, present or future, and including those arising under any Law, Action or Order and those arising under any Contract.

“LionTree” means LionTree LLC.

“LLC Act” has the meaning specified in the recitals.

“Loss Tax Benefit” has the meaning specified in Section 7.1(c)(i).

“Merger” has the meaning specified in the recitals.

“Merger Certificate” means the certificate of merger with respect to the Merger containing the provisions required by, and executed in accordance with, Section 264 of the DGCL and Section 18-209(b) of the LLC Act (and as authorized by Merger Sub in accordance with Merger Sub’s governing documents and Section 264 of the DGCL and Section 18-209(b) of the LLC Act), the form of which is attached hereto as Exhibit A.

“Merger Consideration” has the meaning specified in Section 2.6(a)(i).

“Merger Sub” has the meaning specified in the preamble.

“Morris Nichols” means Morris, Nichols, Arsht & Tunnell LLP.

“MTA Termination Agreement” means the Termination Agreement, dated as of the date hereof, by and between Parent and PetSmart LLC.

“Non-Controlling Company” has the meaning specified in Section 7.5(b)(ii).

“NYSE” means the New York Stock Exchange.

“Order” means any judgment, decision, determination, ruling, stipulation, restriction, order, writ, award, preliminary or permanent injunction or decree of any Governmental Authority.

“Pandemic Response Laws” means the CARES Act (Pub. L. 116-136 (2020)) and any similar Law providing for the deferral of Taxes in response to the COVID-19 Pandemic and associated economic downturn.

“Parent” has the meaning specified in the preamble.

“Parent Board” has the meaning specified in the recitals.

“Parent Bylaws” means the Bylaws of Parent, as in effect on the date hereof.

“Parent Charter” means the Amended and Restated Certificate of Incorporation of Parent, effective as of June 18, 2019, as in effect on the date hereof.

“Parent Class A Common Stock” means the Class A common stock, par value $0.01 per share, of Parent.

“Parent Class B Common Stock” means the Class B common stock, par value $0.01 per share, of Parent.

“Parent Common Stock” means shares of Parent Class A Common Stock and Parent Class B Common Stock.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement.

“Parent Equity Awards” means the Parent Stock Options and the Parent RSUs.

“Parent Preferred Stock” means the preferred stock, par value $0.01 per share, of Parent.

“Parent Reorganization Tax Opinion Representation Letter” means the representation letter executed by Parent, and dated and effective as of the date hereof, delivered to Company Tax Counsel as a condition to, and in connection with, the issuance of the Company Reorganization Tax Opinion.

“Parent RSUs” means restricted stock units, whether time-based or performance-based, with respect to shares of Parent Common Stock.

“Parent Stock Option” means a stock option to purchase shares of Parent Common Stock.

“Parent Stockholder” means a holder of Parent Common Stock.

“Parties” has the meaning specified in the preamble.

“Party” has the meaning specified in the preamble.

“Permitted Encumbrances” means: (a) statutory Encumbrances for current Taxes or other payments that are not yet due and payable, (b) Encumbrances for Taxes being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) Encumbrances in favor of vendors, mechanics, carriers, workmen, warehousemen, repairmen, materialmen or similar Encumbrances arising under applicable Law in the ordinary course of business, which would not materially impair the use, operation or value of the asset subject thereto, (d) valid non-exclusive licenses to intellectual property in the ordinary course of business consistent with past practice, (e) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (f) with respect to any licensed or leased asset or property, the rights of any lessor, lessee, licensor or licensee under the applicable lease or license in effect as of the date of this Agreement, (g) defects, imperfections or irregularities in title, easements, covenants, restrictions and rights of way and other similar Encumbrances, or other liens of record, zoning, building and other similar codes and restrictions, with respect to real property, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use, (h) with respect to any securities, any transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Law or restrictions under organizational documents of the issuer of such securities and (i) Encumbrances set forth in any Collective Agreement.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two (2) or more of the foregoing.

“Pharmacy Letter Agreement” means the Pharmacy Letter Agreement, dated as of the date hereof, by and between Parent, Chewy Pharmacy and PetSmart LLC.

“Post-Closing Representation” has the meaning specified in Section 6.6(a).

“Pre-Closing Reorganization” means the transactions described in the Reorganization Deck.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and for any Straddle Period the portion of such Straddle Period up to and including the Closing Date.

“Privileged Information” shall mean any and all Protected Information regardless of whether shared with, by, or among any Represented Person or their respective Affiliates (or any of their respective Representatives), that was created prior to the Closing and would ordinarily be protected by the attorney-client privilege or similar protections (including attorney work-product protections), as to which the Company, prior to the Closing, had any rights whatsoever, either by itself or in conjunction with another Person.

“Protected Information” shall mean any and all (i) documents, information, or other materials (including analyses, memoranda, spreadsheets and drafts of any of the foregoing) whether written (in physical form or electronic media) or oral (including any written notes derived therefrom) created prior to Closing by or for the benefit of any Represented Persons and/or any of their respective Affiliates or Representatives, and (ii) communications prior to Closing, whether written (in physical form or electronic media) or oral (including any written notes derived therefrom) that occur with, between or among any of the following: any Represented Persons, any of their respective Affiliates or any of their respective Representatives (including, for the avoidance of doubt, strictly internal communications), in the case of each of clause (i) or (ii), to the extent actually (or reasonably deemed to be) in the possession or control of the Company on or prior to the Closing, including any of the foregoing relating to this Agreement, the Transaction Documents or any of the transactions and matters contemplated hereby or thereby (including the Pre-Closing Reorganization). Notwithstanding anything to the contrary, for purposes of this definition, Bobcat and its Subsidiaries shall be deemed to be Affiliates of Company, Company Parent and their Affiliates.

“Reorganization Deck” means the “Project Bobcat Proposed Transaction Steps Deck”, dated October 27, 2023, by Kirkland & Ellis and attached hereto as Exhibit D.

“Representatives” means, with respect to any Person, its financial advisors, legal counsel, financing sources, accountants, insurers or other advisors, agents or representatives, including its officers and directors.

“Represented Persons” has the meaning specified in Section 6.6(a).

“Retained Shares” has the meaning set forth in Section 7.1(e)(i).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Seller Earn-Out” means “Earnout Payment Agreement” as defined in the Bobcat Transaction Agreement.

“Senior Management” means, (a) with respect to Parent, Stacy Bowman, and (b) with respect to the Company, Michael Chang and Mathieu Bigand.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator or, if such rate is unavailable, such other rate as may be selected in Parent’s reasonable discretion.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Special Committee” has the meaning specified in the recitals.

“Specified Tax Loss” means, without duplication, to the extent incurred by Parent or any of its Subsidiaries, (a) any Taxes (i) of the Company or its Subsidiaries for any Pre-Closing Tax Period; (ii) attributable to any breach by the Company or its Subsidiaries of any representation or covenant hereunder; (iii) attributable to the Pre-Closing Reorganization or the Merger; and (iv) that are COVID-19 Deferred Taxes, except, in each case of the forgoing clauses (i) through (iv), (A) to the extent such Taxes are attributable to (1) the pre-Closing operations or activities of Parent or any of its Subsidiaries (before giving effect to the Merger); (2) any breach by Parent or any of its Subsidiaries (after giving effect to the Merger) of any representation or covenant hereunder; (3) any action or transaction outside of the ordinary course of business taken by Parent or any of its Subsidiaries (after giving effect to the Merger) (i) on the Closing Date after the Closing or (ii) to the extent such action or transaction is inconsistent with the Intended Tax Treatment, or (4) any election made after the Closing that has a retroactive effect to any Pre-Closing Tax Period or (B) any Taxes included in the calculation of Accrued Taxes and (b) costs or expenses associated with amending, modifying, or otherwise preparing tax returns in the event that the transactions contemplated by this Agreement are treated as a reverse acquisition within the meaning of Treasury Regulations section 1.1502-75(d)(3). For the avoidance of doubt, the establishment or changes in any liabilities for accruals or reserves established or required to be established under GAAP methodologies that do not result in an actual cash payment with respect to contingent Taxes or with respect to uncertain Tax positions shall not constitute a Specified Tax Loss.

“Specified Tax Losses Period” has the meaning specified in Section 7.2(a).

“Specified Tax Losses Shares” means a number of shares of Parent Common Stock, rounded to the nearest whole share, as of any measurement time, equal to (a)(i) $196,000,000 minus (ii) the Transferred Specified Tax Losses Shares Value minus (iii) the Cashed Out Specified Tax Losses Shares Value divided by (b) the greater of the (x) 15 Day VWAP and (y) $13.00.

“Specified Tax Losses Retained Shares Amount” means, as of any Escrow Measurement Date, a number of shares of Parent Common Stock equal to (1) (a) (i) $196,000,000 minus (ii) the Transferred Specified Tax Losses Shares Value minus (iii) the Cashed Out Specified Tax Losses Shares Value divided by (b) $13.00 minus (2) the number of shares of Parent Common Stock held as Escrow Shares in respect of Specified Tax Losses as of such Escrow Measurement Date.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity (a) that is consolidated with such Person for purposes of financial reporting under GAAP or (b) in which such Person (i) owns, directly or indirectly, more than fifty percent (50%) of the voting power represented by the outstanding voting securities or more than fifty percent (50%) of the equity securities, profits interest or capital interest, (ii) is entitled to elect at least one-half of the board of directors or similar governing body or (iii) in the case of a limited partnership or limited liability company, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively; provided, that, for purposes of this Agreement, unless otherwise specified, subject to Section 1.2(b), neither Parent nor any of its Subsidiaries will be deemed to be a Subsidiary of the Company or a Subsidiary of any of the Company’s Subsidiaries, whether or not they otherwise would be a Subsidiary of the Company or any of the Company’s Subsidiaries under the foregoing definition.

“Surviving Company” has the meaning specified in Section 2.1(a).

“Tax” or “Taxes” means (a) any and all federal, state, local and non-U.S. taxes and other assessments, governmental charges, duties, fees, levies and Liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, conveyance, license, registration, social security, stamp, taxes based upon or measured by capital stock, capital gains, franchise, withholding, payroll, recapture, employment, excise and property taxes and (b) all interest, fines, penalties and additions imposed with respect to such amounts in clause (a).

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Contest” means an audit, assessment, review, examination, or any other administrative or judicial proceeding with the purpose or effect of determining or assessing Taxes.

“Tax Cost” has the meaning specified in Section 7.1(c)(ii).

“Tax Matters Agreement” means the Tax Matters Agreement by and between Argos Intermediate Holdco I Inc., Bobcat and Parent, dated as of June 13, 2019.

“Tax Receivable Agreement” means the “Tax Receivable Agreement” as defined in the Bobcat Transaction Agreement.

“Tax Return” means a report, return, certificate, form or similar statement or document, including any amendment thereof or any attachment thereto, filed with or required to be filed with a Governmental Authority in connection with the determination, assessment or collection of any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than the Company, Parent, Company Parent or any of their respective Affiliates.

“TMA Termination Letter Agreement” means the Termination of Tax Matters Agreement letter, dated as of the date hereof, by and between Argos Intermediate Holdco I Inc., Parent and PetSmart LLC.

“Transaction Documents” means this Agreement, the MTA Termination Agreement, the Pharmacy Letter Agreement, the Amended and Restated Investor Rights Agreement and the TMA Termination Letter Agreement.

“Transaction Expense Amount” means $1,877,380,468.13.

“Transferred Contingent Liability Losses Shares Value” means, as of any measurement time, (i) the amount of cash transferred to Parent pursuant to Section 7.1(e)(iii) in respect of Contingent Liability Losses plus (ii) the aggregate value of Parent Class A Common Stock transferred to Parent pursuant to Section 7.1(e)(iii) in respect of Contingent Liability Losses, which value is measured, for the avoidance of doubt, as set forth in Section 7.1(e)(iii).

“Transferred Specified Tax Losses Shares Value” means, as of any measurement time, (i) the amount of cash transferred to Parent pursuant to Section 7.1(e)(iii) in respect of Specified Tax Losses plus the aggregate value of Parent Class A Common Stock transferred to Parent pursuant to Section 7.1(e)(iii) in respect of Specified Tax Losses, which value is measured, for the avoidance of doubt, as set forth in Section 7.1(e)(iii).

“Treasury Regulations” means the regulations promulgated under the Code in effect on the date hereof and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

“Voting Company Debt” has the meaning specified in Section 3.2(c).

“Voting Parent Debt” has the meaning specified in Section 5.2(c).

Section 1.2        Terms Generally.

(a)      The definitions in Section 1.1 will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The term “ordinary course of business” shall mean “ordinary course of business consistent with past practice.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof unless the context otherwise requires. As used herein, the term “to the knowledge of the Company” or “the Company is aware” or any similar term relating to the Company’s knowledge or awareness means the actual knowledge of any of the Senior Management of the Company, and the term “to the knowledge of Parent” or “Parent is aware” any similar term relating to Parent’s knowledge or awareness means the actual knowledge of any of the Senior Management of Parent. All references herein to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. Unless the context otherwise requires, any references to any Law are to such Law as amended and supplemented from time to time (and includes any successor provisions). Any reference in this Agreement to a “day” or “number of days” (without the explicit qualification of “business”) will be interpreted as a reference to a calendar day or number of calendar days, as the case may be. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice will be deferred until, or may be taken or given on, the next Business Day. As used herein, and unless the context otherwise requires, the phrase “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) (x) with respect to information to be made available to Parent, posted and made available to Parent on the Company due diligence data site or otherwise delivered to or made available to Cleary, and (y) with respect to information to be made available to the Company, posted or made available to the Company on the Parent due diligence data site or delivered to or made available to Kirkland & Ellis, as applicable, in each case, at least two (2) Business Days prior to the date hereof (other than as to those materials which are required to be delivered on the date hereof) or (B) filed or furnished to the SEC (and publicly available) at least one (1) Business Day prior to the date hereof.

(b)       References to “the Company” in the phrase “the Company and its Subsidiaries, taken as a whole”, including for the purposes of Article III, will be deemed to include the Company’s equity interest in Parent through the Company’s ownership of shares of Parent Common Stock and the related value to the Company thereof.

(c)       For the avoidance of doubt, the phrase “Parent and its Subsidiaries” will be deemed to include Merger Sub prior to the Effective Time and, following the Effective Time, the Surviving Company.

Article II

THE MERGER

Section 2.1        The Merger.

(a)       Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, the LLC Act, the authorization of the Merger by Merger Sub in accordance with Merger Sub’s governing documents and the Merger Certificate, at the Effective Time, the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease. Merger Sub shall continue as the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”), and the separate corporate existence of Merger Sub with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in the authorization of the Merger by Merger Sub in accordance with Merger Sub’s governing documents, this Agreement, the Merger Certificate and the applicable provisions of the DGCL and the LLC Act. Without limiting the generality of the foregoing, and subject thereto and to the terms of this Agreement (including Section 2.6(a)(i) hereof), at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all Liabilities and duties of the Company and Merger Sub shall become the Liabilities and duties of the Surviving Company.

Section 2.2            Organizational Documents.

(a)          At the Effective Time, the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time and as set forth on Exhibit B, shall be the certificate of formation of the Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Company’s certificate of formation and limited liability company agreement.

(b)          At the Effective Time, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time and as set forth on Exhibit C, shall be the limited liability company agreement of the Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Company’s certificate of formation and limited liability company agreement.

Section 2.3            Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Merger Sub shall file the Merger Certificate, together with any required related certificates, filings or recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the LLC Act. The Merger shall become effective upon the filing of the Merger Certificate with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Merger Certificate (such time, the “Effective Time”).

Section 2.4           Closing. The closing of the Merger (the “Closing”) shall occur on the date hereof (the “Closing Date”), substantially concurrently with the execution and delivery of this Agreement. The Closing shall take place remotely via electronic delivery of duly signed documents.

Section 2.5           Directors and Officers of the Surviving Company. Subject to applicable Law, the Parties shall take all requisite action so that from and after the Effective Time, the managers of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Company, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company, in each case, until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal.

Section 2.6            Effect on Common Stock.

(a)          At the Effective Time, by virtue of the Merger and without any action on the part of Company Parent, any of the Parties, or any other Person:

(i)         Conversion of Company Common Stock. By virtue of the Merger, and in accordance with the DGCL, the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, and Parent shall take all necessary steps to ensure that such shares shall, automatically, and without any election on the part of Company Parent, be converted into, in the aggregate with respect to all such shares of Company Common Stock, the right to receive 311,188,356 shares of Parent Class B Common Stock (such shares of Parent Class B Common Stock, the “Merger Consideration”). From and after the Effective Time, all shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to be outstanding and shall cease to exist, and Company Parent shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the rights set forth herein. Parent shall take all necessary steps to ensure that, by virtue of the Merger, and in accordance with the DGCL, the Company Owned Parent Shares shall be received and owned by Company Parent or its designee, in satisfaction of the conversion pursuant to this Section 2.6(a)(i).

(ii)        Company Common Stock. Each share of Company Common Stock held by the Company as treasury stock immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor.

(iii)       Merger Sub Membership Interests. At the Effective Time, each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as a membership interest of the Surviving Company.

Section 2.7            Closing Deliveries.

(a)          Merger Consideration; Escrow Shares. Company Parent has delivered the Letter of Transmittal to Parent and the Escrow Agreement to Parent and the Escrow Agent, in each case to be held in escrow pending the Effective Time. At the Effective Time, (i) the Letter of Transmittal and the Escrow Agreement shall be released from escrow, (ii) consistent with Section 2.6(a), Parent shall update its stock ledger to reflect ownership of the Merger Consideration by Company Parent or its designee, and Company Parent or its designee, as applicable, shall own the Company Owned Parent Shares free and clear of all Encumbrances other than any Encumbrances (A) created by any of the Transaction Documents, (B) arising under the Parent Charter or Parent Bylaws or applicable securities Laws or (C) created by or at the direction of Company Parent or any of its Affiliates, (iii) Parent shall pay to the Company Parent, by wire transfer of immediately available funds to the bank account(s) designated by the Company Parent in writing to Parent prior to the Closing Date, the amount equal to the unpaid dividends and other distributions, if any, in respect the Company Owned Parent Shares, with a record date prior to the Effective Time and (iv) Company Parent shall take all action necessary to deposit with the Escrow Agent a number of shares of Parent Class B Common Stock equal to the sum of the initial Specified Tax Losses Shares and the initial Contingent Liability Losses Shares, in each case measured as of the date hereof, to be held in an escrow account to be established under the Escrow Agreement (the “Escrow Account”, and the shares held in such Escrow Account, the “Escrow Shares”).

(b)         Closing Cash Balance. At (but in no event before) the Effective Time, Company shall pay to Parent, as a funding convenience, by wire transfer of immediately available funds to the bank account(s) designated by Parent in writing to Company prior to the Closing Date, an amount equal to the Closing Cash Balance. For the avoidance of doubt, each of Company Parent and Parent acknowledges that, as a result of the Merger, Merger Sub becomes the legal owner of the Closing Cash Balance prior to the Closing Cash Balance being paid to Parent.

(c)         No Further Ownership Rights. The Merger Consideration (and any other payments) paid in accordance with the terms of this Article II in respect of shares of Company Common Stock converted pursuant to Section 2.6 shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares. After the Effective Time there shall be no further registration of transfers on the transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(d)        Other Closing Deliveries. At the Closing, Company Parent shall deliver to Parent the following: (i) a copy of the Company Reorganization Tax Opinion, in form and substance reasonably satisfactory to Parent; and (ii) documentation necessary to provide Parent with access to, title to and control of any bank accounts of Chewy Pharmacy as of the Effective Time.

Section 2.8         Further Assurances. If, at any time after the Effective Time, the Company, Parent or Company Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the transactions contemplated by the Transaction Documents or to carry out the purposes and intent of the Transaction Documents, then the Company, Parent, or the Surviving Company, as applicable, and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate such contemplated transactions and to carry out the purposes and intent of the Transaction Documents.

Section 2.9       Withholding. Notwithstanding any other provision of this Agreement, each Party and any of its Affiliates shall be entitled to deduct and withhold (or cause to be deducted or withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any provision of the U.S. federal, state, local or non-U.S. Tax Law, and such Party may request from the Person to whom such payment is required to be made pursuant to this Agreement any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information required to determine whether any such deduction or withholding is required. To the extent such amounts are so deducted or withheld and timely paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. In the event that any Party or its Affiliate determines that withholding from the Merger Consideration is required under applicable Tax Law, such Person will use reasonable best efforts to notify the Person to whom such payment is required to be made pursuant to this Agreement in writing at least five (5) Business Days prior to the Closing Date and provide such Person with an opportunity to provide any form or documentation or take such other steps in order to avoid or mitigate any such withholding.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section of the Company Disclosure Letter (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosed with respect to any other section but only to the extent the relevance of a disclosure or statement therein to a section of this Article III is reasonably apparent on its face), Company Parent and the Company each represent and warrant to Parent as follows:

Section 3.1        Organization; Standing and Power. The Company (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the cases of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents. The Company has made available to Parent, prior to the date hereof, a true, complete and correct copy of the Company Charter and the Company Bylaws in effect as of the date of this Agreement.

Section 3.2        Capitalization.

(a)       The authorized capital stock of the Company consists of one hundred (100) shares of Company Common Stock, par value $0.01 per share. No other shares of capital stock of, or other equity or voting interests in, the Company are authorized.

(b)       (i) one hundred (100) shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Common Stock are held in treasury by the Company or any of its Subsidiaries, and (iii) no other shares of Company Common Stock or other equity interests in the Company are issued, reserved for issuance or outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable and were issued in compliance with applicable securities Laws. There are no preemptive or similar rights granted by the Company or any of its Subsidiaries to any holders of any class of securities of the Company or any of its Subsidiaries.

(c)       Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with Company Parent or the equityholders of any such Subsidiary on any matter (“Voting Company Debt”).

(d)     There are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which either of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible into or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Common Stock, or other equity interests in the Company or any of its Subsidiaries. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. There are no proxies, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

Section 3.3         Subsidiaries

(a)       As of immediately prior to the Effective Time, the Company has no Subsidiaries other than as set forth on Section 3.3(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Each Company Subsidiary (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, (ii) has all power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(b)      All of the Equity of each Company Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with applicable securities Laws. As of immediately prior to the Effective Time, all of the outstanding equity interests in each Company Subsidiary are owned by the Company, free and clear of any Encumbrances, other than Encumbrances under the organizational documents of such Company Subsidiary as provided to Parent prior to the date hereof and under applicable securities Laws.

Section 3.4        Authorization.

(a)       The Company has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and, subject to the Company Parent Approval, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Transaction Documents to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby, other than, with respect to the Merger, the Company Parent Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery by the other Parties, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b)      The Company Board has unanimously (i) determined that the Transaction Documents and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and Company Parent, (ii) approved and declared advisable the Transaction Documents and the transactions contemplated hereby and thereby, (iii) directed that this Agreement be submitted to Company Parent for adoption, and (iv) resolved to recommend that Company Parent approve and adopt this Agreement.

Section 3.5        Consents and Approvals; No Violations.

(a)       The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of any Governmental Authority by the Company other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with the Transaction Documents and the transactions contemplated hereby and thereby, (ii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (iii) the filing of the Merger Certificate or other documents as required by the DGCL and the LLC Act or (iv) any other filings, registrations, notifications, authorizations, permits, licenses, declarations, Orders, consents or approvals the absence of which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(b)       The execution, delivery and, subject to the receipt of the Company Parent Approval, performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company Charter or Company Bylaws or similar organizational documents of any of the Company’s Subsidiaries, (ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments or requirements to purchase or redeem pursuant to, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries, except, with respect to clauses (ii), (iii) and (iv) of this Section 3.5(b) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents. For purposes of this Section 3.5, the term “Governmental Authority” shall include NYSE.

Section 3.6        Litigation. There are no Actions pending, or to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, (x) reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents or (y) reasonably be expected to be material.

Section 3.7         Compliance with Applicable Laws.

(a)      The Company and each of its Subsidiaries are in compliance with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(b)       (i) To the knowledge of the Company, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents and (ii) no Governmental Authority has indicated in writing to the Company or any of its Subsidiaries prior to the date hereof of an intention to conduct any such investigation or review.

(c)        For the purposes of this Section 3.7, the term “Governmental Authority” shall include the NYSE.

(d)       The Company and its Subsidiaries are not, and at all times have not been, required to register as an “investment company” under the Investment Company Act of 1940.

Section 3.8        Tax Matters. Except as set forth on Section 3.8 of the Company Disclosure Letter:

(a)       (1) All income and other material Tax Returns required to be filed (or in which the Company or the Subsidiaries are required to be included) with any Governmental Authority by or on behalf of the Company or any of its Subsidiaries have been timely filed when due (taking into account any extension of time within which to file); (2) all such Tax Returns are true, accurate and complete in all material respects; (3) all income and other material Taxes due and payable by the Company or any of its Subsidiaries (including any Taxes that are required to be collected, deducted or withheld in connection with any amounts paid or owing to, or received or owing from, any employee, creditor, independent contractor or other Third Party) have been withheld and, if applicable, timely paid (or paid on their behalf or collected or withheld and remitted) to the appropriate Governmental Authority; and (4) the Company and its Subsidiaries have complied in all material respects with all Laws regarding the collection, deduction and withholding of Taxes (including information reporting);

(b)      No claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return of a particular type that the Company or any of its Subsidiaries is or may be subject to Tax, or required to file Tax Returns, of such type in that jurisdiction, other than any such claims that have been fully resolved;

(c)       There are no Encumbrances on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for Permitted Encumbrances);

(d)      (i) No written claim has been received by, and no audit, action, or proceeding is in progress or has been threatened in writing against, the Company or any of its Subsidiaries in respect of any income or other material Tax that has not been fully settled or otherwise resolved, and (ii) all deficiencies, assessments or proposed adjustments asserted against the Company or any of its Subsidiaries for any material amounts of Tax by any Governmental Authority have been paid or fully and finally settled;

(e)       No waiver or extension of any statute of limitations in respect of Taxes or any extension of the period for assessment or collection of any Tax or deficiency is currently in effect (and no request for any such waiver or consent is pending) for the Company or any of its Subsidiaries (without giving effect to the Pre-Closing Reorganization);

(f)        Neither the Company nor or any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations;

(g)     During the two-year period ending on the date of this Agreement, neither the Company nor or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355(a) of the Code;

(h)       Neither the Company nor any of its Subsidiaries (i) has any liability for any material Tax of any Person other than the Company or any of its Subsidiaries or Parent or any of its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as transferee or successor, or by contract (other than agreements whose principal purpose is not related to tax), or (ii) has been a member of an affiliated group filing consolidated income Tax Returns (except for the group of which the Company or any of its Subsidiaries (or any predecessor thereof) is or was the common parent) for federal, state or non-U.S. Tax purposes;

(i)        Neither the Company nor any of its Subsidiaries knows of any fact, agreement, plan or other circumstance that would be reasonably expected to prevent or preclude the private letter ruling issued to Argos Intermediate Holdco I, Inc., a Delaware corporation (as such ruling may be amended, supplemented or otherwise modified), from applying to the Merger; and

(j)        Neither the Company nor or any of its Subsidiaries knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent or preclude the Merger from qualifying for the Intended Tax Treatment.

Section 3.9        No Undisclosed Liabilities. Neither the Company nor or any of its Subsidiaries has any Liabilities except (a) as set forth in Section 3.9 of the Company Disclosure Letter and (b) obligations of performance under the Transaction Documents.

Section 3.10      Ownership in Parent.

(a)       As of immediately prior to the Effective Time, the Company owns 311,188,356 shares of Parent Class B Common Stock (such shares of Parent Class B Stock collectively, the “Company Owned Parent Shares”). As of immediately prior to the Effective Time, all of the Company Owned Parent Shares are owned free and clear of any and all Encumbrances other than any Permitted Encumbrances described in clause (h) or (i) of the definition thereof, or as set forth on Section 3.10 of the Company Disclosure Letter. Except for the Company Owned Parent Shares, the Company does not beneficially own any shares of Parent Common Stock or any options or other rights to purchase or receive Parent Common Stock.

(b)       Each Affiliate of Company Parent that has previously owned any Parent Class A Common Stock or Parent Class B Common Stock, in each case owned by the Company as of the date hereof, was solvent at the time of any distribution of such Parent Class A Common Stock or Parent Class B Common Stock to any other entity, and (a) was able to pay its debts as they became due, (b) owned property that had a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and (c) had adequate capital to carry on its businesses. In connection with the transactions contemplated by this Agreement and in all prior restructurings and transfers of the Parent Class A Common Stock and Parent Class B Common Stock, (i) no transfer of Parent Class A Common Stock and Parent Class B Common Stock is being or was made and no obligation is being or was incurred with the intent to hinder, delay or defraud either present or future creditors of the Company, Company Parent or any of their respective Affiliates and (ii) the Company has not incurred, and does not plan to incur, debts beyond its ability to pay as they become absolute and matured. All prior distributions or transfers of the Parent Class A Common Stock or Parent Class B Common Stock owned by the Company as of the Effective Time (including those transfers related to the restructuring of Company Parent and its Affiliates in connection with prior financing transactions and the Pre-Closing Reorganization), have complied in all respects with applicable Laws, including Laws related to solvency or creditors’ rights. To the knowledge of Company Parent, no Person has or will have any claim for fraudulent conveyance or any other similar claim under law or equity related to any prior distribution or transfer of the Parent Class A Common Stock or Parent Class B Common Stock that is held by the Company as of the date hereof.

Section 3.11     Brokers and Other Advisors. No Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable by the Company or its Affiliates in connection with the Transaction Documents or the transactions contemplated hereby and thereby based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 3.12      Operations of the Company. The Company has been formed solely for the purpose of engaging in the Pre-Closing Reorganization and the Merger and, from the date of its formation, the Company has not engaged in any activities or incurred any liabilities or obligations other than other than in connection with the Transaction Documents and the transactions contemplated hereby and thereby (including the Pre-Closing Reorganization).

Section 3.13     Investigation by the Company; Limitation on Warranties. The Company has conducted its own independent review and analysis of the business, operations, assets, Liabilities, results of operations and financial condition of Parent and Merger Sub and acknowledges that the Company has been provided access to personnel, properties, premises and records of Parent and Merger Sub for such purposes. In entering into this Agreement, the Company acknowledges that it has not been induced by and has not relied, and expressly disclaims any reliance, upon any representations, warranties or statements, whether express or implied, made by Parent or Merger Sub or any of their respective directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

Article IV

REPRESENTATIONS AND WARRANTIES OF COMPANY PARENT

Except as set forth in the corresponding section of the Company Parent Disclosure Letter (it being agreed that disclosure of any item in any section of the Company Parent Disclosure Letter shall be deemed disclosed with respect to any other section but only to the extent the relevance of a disclosure or statement therein to a section of this Article IV is reasonably apparent on its face), Company Parent represents and warrants to Parent as follows:

Section 4.1       Organization; Standing and Power. Company Parent (i) is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite partnership power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the cases of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents. Company Parent has made available to Parent, prior to the date hereof, a true, complete and correct copy of the Company Parent’s existing certificate of limited partnership and limited partnership agreement in effect as of the date of this Agreement.

Section 4.2        Authorization. Company Parent has all requisite partnership power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Transaction Documents to which Company Parent is a party and the consummation by Company Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Company Parent, and no other proceedings on the part of Company Parent are necessary to authorize the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Company Parent and, assuming the due execution and delivery by the Company, Parent and Merger Sub, constitutes the valid and binding obligation of Company Parent, enforceable against Company Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

Section 4.3        Ownership in Company.

(a)       As of immediately prior to the Effective Time, Company Parent holds directly 10 shares of Company Common Stock (the “Company Parent Owned Shares”).

(b)      As of immediately prior to the Effective Time, Company Parent has good title to the Company Parent Owned Shares, free and clear of all Encumbrances (other than any Permitted Encumbrances described in clause (h) or (i) of the definition thereof). As of immediately prior to the Effective Time, the Company Parent Owned Shares constitute all of the issued and outstanding Equity of the Company. As of immediately prior to the Effective Time, such Company Parent Owned Shares are free and clear of any Encumbrances (other than any Permitted Encumbrances described in clause (h) or (i) of the definition thereof).

Section 4.4       Consents and Approvals; No Violations.

(a)      The execution, delivery and performance by Company Parent of the Transaction Documents and the consummation by Company Parent of the transactions contemplated hereby and thereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of any Governmental Authority by Company Parent other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with the Transaction Documents and the transactions contemplated hereby and thereby, (ii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (iii) the filing of the Merger Certificate or other documents as required by the DGCL and LLC Act or (iv) any other filings, registrations, notifications, authorizations, permits, licenses, declarations, Orders, consents or approvals the absence of which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(b)      The execution, delivery and performance by Company Parent of the Transaction Documents and the consummation by Company Parent of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the limited partnership agreement of Company Parent, (ii) conflict with or violate any Law applicable to Company Parent or by which any property or asset of Company Parent is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments or requirements to purchase or redeem pursuant to, any of the terms, conditions or provisions of any Contract to which Company Parent is a party or by which any property or asset of Company Parent is bound or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of Company Parent, except, with respect to clauses (ii), (iii) and (iv) of this Section 4.4(b) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents. For purposes of this Section 4.4, the term “Governmental Authority” shall include NYSE.

Section 4.5            Investment Decision. Company Parent will be receiving the Merger Consideration for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such Merger Consideration. Company Parent acknowledges that the Merger Consideration has not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that such Merger Consideration may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.

Section 4.6      Litigation. There are no Actions pending, or to the knowledge of Company Parent, threatened, against Company Parent or any of the properties or assets of Company Parent, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

Section 4.7       Brokers and Other Advisors. No Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable by Company Parent or its Affiliates in connection with the Transaction Documents or the transactions contemplated hereby and thereby based upon arrangements made by or on behalf of the Company Parent or any of its Affiliates.

Section 4.8        Available Cash. As of immediately prior to the Effective Time, Company Parent and its Subsidiaries have a net available cash balance in the amount of the Closing Cash Balance located in the Company Parent’s deposit account with Wells Fargo Bank, N.A. (the “Company Parent Bank Account”).

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding section of the Parent Disclosure Letter (it being agreed that disclosure of any item in any section of the Parent Disclosure Letter shall be deemed disclosed with respect to any other section but only to the extent the relevance of a disclosure or statement therein to a section of this Article V is reasonably apparent on its face), Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1        Organization; Standing and Power. (a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (b) Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (c) each of Parent and Merger Sub has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (d) each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the cases of clauses (c) and (d) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents. Parent has made available to the Company, prior to the date hereof, true, complete and correct copies of the organizational documents of each of Parent and Merger Sub in effect as of the date of this Agreement.

Section 5.2        Capitalization.

(a)       The authorized capital stock of Parent consists of (i) 1,500,000,000 shares of Parent Class A Common Stock, par value $0.01 per share, (ii) 395,000,000 shares of Parent Class B Common Stock, par value $0.01 per share and (iii) 5,000,000 shares of Parent Preferred Stock, par value $0.01 per share, issuable in series. No other shares of capital stock of, or other equity or voting interests in, Parent are authorized.

(b)       As of the close of business on October 27, 2023, (i) 119,950,022 shares of Parent Class A Common Stock were issued and outstanding, (ii) 311,188,356 shares of Parent Class B Common Stock were issued and outstanding, (iii) no shares of Parent Preferred Stock were issued and outstanding, (iv) no shares of Parent Common Stock were held in treasury by Parent or owned by its Subsidiaries and no shares of Parent Class B Common Stock were held in treasury by Parent or owned by its Subsidiaries, (v) 28,155,415 shares of Parent Class A Common Stock and no shares of Parent Class B Common Stock, in each case, were reserved for issuance pursuant to Parent’s equity incentive plans, (vi) 16,725,186 shares of Parent Class A Common Stock and no shares of Parent Class B Common Stock, in each case, were underlying outstanding share-settled Parent RSUs, (vii) no shares of Parent Class A Common Stock and no shares of Parent Class B Common Stock, in each case, were reserved for issuance upon the exercise of outstanding unexercised Parent Stock Options and (viii) no other shares of capital stock of, or other equity interests in, Parent were issued, reserved for issuance or outstanding. From the close of business on October 19, 2023 through the date of this Agreement, there have been no issuances of (I) any Parent Common Stock, Parent Preferred Stock or any other Equity in Parent other than issuances of shares of Parent Class A Common Stock pursuant to the exercise, vesting or settlement, as applicable, of Parent Equity Awards outstanding as of the close of business on October 19, 2023 in accordance with the terms of such Parent Equity Awards or (II) any Parent Equity Awards or any other equity or equity-based awards. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued, and are fully paid and non-assessable and were issued in compliance with applicable securities Laws. There are no preemptive or similar rights granted by Parent to any holders of any class of securities of Parent.

(c)       Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with Parent Stockholders on any matter (“Voting Parent Debt”).

(d)      Except pursuant to any Collective Agreement or as listed on Section 5.2(d) of the Parent Disclosure Letter, other than Parent Equity Awards, there are not, as of the date of this Agreement, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent is a party or by which Parent is bound (i) obligating Parent to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible into or exercisable for or exchangeable into any capital stock of, or other equity interest in, Parent or any Voting Parent Debt, (ii) obligating Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, Parent. Except pursuant to any Collective Agreement, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent. Except pursuant to any Collective Agreement, there are no proxies, voting trusts or other agreements or understandings to which Parent is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, Parent.

(e)       The authorized capital interests of Merger Sub consist solely of membership interests, all of which are held directly by Parent. All of the outstanding membership interests of Merger Sub have been duly authorized and validly issued.

(f)        The shares of Parent Common Stock to be delivered by Company Parent, or a wholly owned Subsidiary of Company Parent, at Company Parent’s direction, in satisfaction of Company Parent’s right to receive the Merger Consideration, have been duly authorized and, when delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid and non-assessable and not subject to any preemptive or other similar right.

Section 5.3        Authorization.

(a)       Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of the Transaction Documents to which any of Parent and Merger Sub is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other proceedings on the part of Parent and Merger Sub are necessary to authorize the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby other than the approval of the adoption of this Agreement by the sole member of Merger Sub. Merger Sub has taken or will take all action as is necessary or advisable to authorize the Merger in accordance with Merger Sub’s governing documents and Section 264(a) of the DGCL and Section 18-209(b) of the LLC Act, and such authorization is and shall be the only limited liability company authorization of Merger Sub necessary to authorize the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b)       The Special Committee has unanimously (i) determined that the Merger, the Transaction Documents, and the transactions contemplated hereby and thereby, are advisable and fair to, and in the best interests of, Parent and the Parent Stockholders (other than the Company, Company Parent and their Affiliates) and (ii) resolved to recommend that the Parent Board approve and declare advisable the Merger, the Transaction Documents and the transactions contemplated hereby and thereby.

(c)        The Parent Board, upon the unanimous recommendation of the Special Committee, has (i) determined that the Merger, the Transaction Documents and the transactions contemplated hereby and thereby, are advisable and fair to, and in the best interests of, Parent and the Parent Stockholders (other than the Company, Company Parent and their Affiliates) and (ii) approved and declared advisable the Merger, the Transaction Documents and the transactions contemplated hereby and thereby.

(d)        The sole member of Merger Sub has (i) determined that the Merger, this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, Merger Sub and its sole member, (ii) approved and declared advisable the Merger, this Agreement and the transactions contemplated hereby and (iii) taken all action as is necessary or advisable to cause Merger Sub to authorize the Merger in accordance with Merger Sub’s governing documents and Section 264(a)of the DGCL and Section 18-209(b) of the LLC Act.

Section 5.4         Consents and Approvals; No Violations.

(a)       The execution, delivery and performance by Parent and Merger Sub of the Transaction Documents to which it is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of any Governmental Authority by Parent and Merger Sub other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with the Transaction Documents and the transactions contemplated hereby and thereby, (ii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws or the rules and regulations of NYSE, (iii) the filing of the Merger Certificate or other documents as required by the DGCL and the LLC Act or (iv) any other filings, registrations, notifications, authorizations, permits, licenses, declarations, Orders, consents or approvals the absence of which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(b)       The execution, delivery and performance by Parent and Merger Sub of the Transaction Documents to which it is a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate any provision of the Parent Charter or Parent Bylaws or the certificate of formation or limited liability company agreement of Merger Sub, (ii) conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments or requirements to purchase or redeem pursuant to, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party or by which any property or asset of Parent or any of its Subsidiaries is bound or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of Parent or Merger Sub, except, with respect to clauses (ii), (iii) and (iv) of this Section 5.4(b) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents. For purposes of this Section 5.4, the term “Governmental Authority” shall include NYSE.

Section 5.5       Litigation. There are no Actions pending, or to the knowledge of Parent, threatened, against Parent or Merger Sub or the properties or assets of Parent or Merger Sub, which if determined adversely would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

Section 5.6       Compliance with Applicable Laws.

(a)     Parent and each of its Subsidiaries are in compliance with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents.

(b)     (i) To the knowledge of Parent, no investigation or review by any Governmental Authority with respect to Parent or any of its Subsidiaries is pending or threatened that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents and (ii) no Governmental Authority has indicated in writing to Parent or any of its Subsidiaries prior to the date hereof of an intention to conduct any such investigation or review.

(c)       For the purposes of this Section 5.6, the term “Governmental Authority” shall include NYSE.

Section 5.7        Tax Matters.

(a)       Merger Sub is disregarded as an entity separate from its owner, Parent, for U.S. federal tax purposes pursuant to Treasury Regulations Section 301.7701-3(b)(1)(ii).

(b)      Neither Parent nor any of its Subsidiaries knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent or preclude the Merger from qualifying for the Intended Tax Treatment.

Section 5.8        Brokers and Other Advisors. No Person (other than LionTree) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable by Parent or its Subsidiaries in connection with the Transaction Documents or the transactions contemplated hereby and thereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.9       Opinion of Financial Advisor. The Special Committee has received the opinion of LionTree, financial advisor to the Special Committee, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation thereof as set forth therein, the Merger, Pre-Closing Reorganization and the Amended and Restated Investor Rights Agreement are fair from a financial point of view to the holders of Parent Class A Common Stock (other than Company Parent and its affiliates).

Section 5.10     Investigation by Parent; Limitation on Warranties. Parent has conducted its own independent review and analysis of (a) the business, operations, assets, Liabilities, results of operations and financial condition of the Company and (b) the Bobcat Transaction and acknowledges that Parent has been provided access to personnel, properties, premises and records of the Company, and in respect of the Bobcat Transaction, for such purposes. In entering into this Agreement, except as expressly provided herein, Parent acknowledges that it has not been induced by and has not relied, and expressly disclaims any reliance, upon any representations, warranties or statements, whether express or implied, made by the Company or any of its directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

Section 5.11       Ownership of Company Common Stock; Anti-takeover.

(a)        Parent does not beneficially own, and has not beneficially owned, any shares of Company Common Stock, nor any Convertible Securities of the Company. Neither Parent nor any of its Affiliates has taken any action that has, directly or indirectly, caused any “fair price,” “business combination,” “control share acquisition” or other similar anti-takeover statute or regulation in any jurisdiction to apply or purport to apply to the Transaction Documents or the transactions contemplated hereby and thereby.

(b)       As of the date hereof, Parent is not party to any “poison pill” rights plan or similar plan or agreement relating to any shares of Parent Common Stock or other Equity of Parent.

Section 5.12      Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Merger and, from the date of its formation until the Effective Time, Merger Sub has not and will not have engaged in any activities or incurred any liabilities or obligations other than other than in connection with the Transaction Documents and the transactions contemplated hereby and thereby.

Section 5.13      Section 16 Matters. Parent has taken all such steps required (to the extent permitted under applicable Law) to cause all acquisitions and dispositions of Parent Common Stock resulting from the transactions contemplated by the Transaction Documents by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Article VI

COVENANTS

Section 6.1          Tax Matters.

(a)        Parent, Company Parent, the Company and Merger Sub intend that, for U.S. federal income tax purposes, the Merger shall qualify for the Intended Tax Treatment. Each of Parent, Company Parent, the Company and Merger Sub shall, and shall cause its respective Subsidiaries to, (i) use its reasonable best efforts to cause the Merger to so qualify, (ii) file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, on Tax Returns or otherwise) such treatment, (iii) use its reasonable best efforts to take or cause to be taken any action reasonably necessary to ensure the receipt of the Company Reorganization Tax Opinion (including delivering the Company Reorganization Tax Opinion Representation Letter and Parent Reorganization Tax Opinion Representation Letter, as applicable) and (iv) cooperate with the Company Tax Counsel by providing customary representations as to factual matters on or prior to the Closing Date consistent with transactions of this nature, to the extent applicable.

(b)       Parent, Company Parent, the Company and Merger Sub hereby adopt this Agreement as well as any other agreements entered into pursuant to this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

(c)        None of Parent, the Company or Merger Sub shall, nor shall they permit their Affiliates to, take any action, and Parent, the Company and Merger Sub shall not, and shall ensure that their Affiliates do not, fail to take any action, which action or failure to act would prevent, preclude or impede the Merger from qualifying (or reasonably would be expected to cause the Merger to fail to qualify) for the Intended Tax Treatment, in each case, except (i) with the prior written consent of Company Parent or (ii) as required pursuant to a judgement by a U.S. Circuit Court of Appeals of competent jurisdiction.

(d)        Parent shall not amend any Tax Return of the Company for any taxable year that includes the Closing Date (as defined in the Bobcat Transaction Agreement) of the Bobcat Transaction. Parent shall not waive any statute of limitations or other period for the assessment of any Tax or deficiency related to, attributable to or arising out of any Specified Tax Loss without the prior written consent of Company Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

(e)         Tax Return Preparation and Tax Payments.

(i)       For U.S. federal income tax purposes, and to the extent permitted by applicable law state and local income tax purposes relating to combined tax groups, the Merger is expected to be treated as an acquisition of the Company consolidated tax group by the Parent consolidated tax group, with the Parent consolidated tax group remaining in existence and the Company consolidated tax group terminating its taxable year.

(ii)      Following the Closing Date, Company Parent shall cause to be prepared and filed at its cost (to the extent such costs are not treated as Accrued Taxes or otherwise treated as part of the Transaction Expense Amount), all Tax Returns required by applicable Law to be filed following the Closing Date with respect to the Company or any of its Subsidiaries for any Pre-Closing Tax Period (other than any Tax Return that includes Parent or any of its Subsidiaries) on a timely basis (taking into account any extensions received from the relevant Tax Authorities); including, for the avoidance of doubt, all such Tax Returns related to the Bobcat Transaction and the Pre-Closing Reorganization. Such Tax Returns shall be true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable U.S. federal, state, local or foreign Tax Laws in a manner consistent with the past practices of the Company and its Subsidiaries ( except to the extent otherwise required by applicable Law). Company Parent shall deliver such Tax Returns to Parent for its review and comment at least thirty (30) days prior to the applicable filing deadline and Company Parent shall exercise good faith in determining the incorporation of all reasonable comments provided by Parent with respect thereto. All Taxes indicated as due and payable on such Tax Returns shall be paid or will be paid by the Company as and when required by Law. For the avoidance of doubt, the provisions of this Section 6.1(e) shall apply, to the extent relevant, to any amendments to such Tax Returns.

(iii)     To the extent there are Taxes of the Company for a Pre-Closing Period that are determined on a consolidated, combined or unitary basis, including Taxes attributable to the Bobcat Transaction or Pre-Closing Reorganization, that are reported on Tax Returns that include Parent, Parent shall prepare and file such Tax Returns. The preparation of, and allocation of costs associated with, such Tax Returns, and the allocation of items reflected on such Tax Returns, shall, in all other respects, be materially consistent with the provisions of, and past practices under, the Tax Matters Agreement, notwithstanding the termination of the Tax Matters Agreement, except as described in the following sentence and to the extent otherwise required by applicable Law. To the extent that any increase in the items reflected on such Tax Returns allocated to Parent is attributable to the Bobcat Transaction or Pre-Closing Reorganization, such increase shall be treated as allocable to the Company for purposes of Section 6.1(e)(iv) below. Company Parent shall reasonably cooperate in the preparation of such Tax Returns (including as necessary through preparation of pro forma Tax Returns relating to the Bobcat Transaction or Pre-Closing Reorganization). Parent shall deliver such Tax Returns to Company Parent for its review and comment at least thirty (30) days prior to the applicable filing deadline, and shall take into account all reasonable comments provided by Company Parent with respect thereto.

(iv)      To the extent an amount equal to the sum of the Taxes allocable to the Company pursuant to Section 6.1(e)(ii) and (iii) exceeds an amount equal to the amount of Accrued Taxes treated as part of the Transaction Expense Amount plus any estimated Taxes paid by or on behalf of Company or its Subsidiaries, Company Parent shall pay such excess amounts in cash to Parent (or to the extent necessary reimburse Parent) within five (5) Business Days’ of a determination of the foregoing in connection with the preparation of the relevant Tax Returns. To the extent an amount equal to the amount of Accrued Taxes treated as part of the Transaction Expense Amount plus any estimated Taxes paid by or on behalf of Company or its Subsidiaries exceeds an amount equal to the sum of the Taxes allocable to the Company pursuant to Section 6.1(e)(ii) and (iii), Parent shall pay such excess amounts in cash to Company Parent within five (5) Business Days of a determination of the foregoing in connection with the preparation of the relevant Tax Returns. Each of the Company, Company Parent, and Parent shall treat any payments pursuant to this Section 6.1(e)(iv) as an adjustment to the amount of cash that was initially distributed from the Company to Company Parent prior to the Merger, except as otherwise required by a “determination” within the meaning of Section 1313 of the Code, which determination has become final.

(f)       Company Parent and its Affiliates will cooperate fully, as and to the extent reasonably requested by Parent or any of its Affiliates (including, following the Closing, the Company) (or any of their respective successors), in connection with the filing of any Tax Returns, any Tax audits, Tax proceedings or other Tax-related claims. Such cooperation will include providing records and information that are reasonably relevant to any such matters and, making employees available on a mutually convenient basis to provide additional information and explaining any materials provided pursuant to this Section 6.1(e). Company Parent agrees (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority and (ii) to give the other party reasonable written notice prior to transferring, destroying, or discarding any such books and records prior to the expiration of the applicable statute of limitations and, if the other party so requests, allow the other party to take possession of such books and records.

(g)      Valuation of Tax Receivable Agreement and Seller Earn-Out; Consistent Treatment. For all applicable tax and accounting purposes (including information reporting or relevant contractual purposes), to the extent permitted by applicable law and accounting standards, as the case may be, Company Parent and its Affiliates shall report the value (or liability, as the case may be) of the Tax Receivable Agreement and Seller Earn-Out consistently, in each case as determined pursuant to the Bobcat Transaction Agreement for purposes of determining the tax consequences of distributing such entitlements to Company Parent following the consummation of the Bobcat Transaction. If any inconsistency is determined to be necessary under applicable accounting standards, commercially reasonable best efforts shall be utilized to minimize any such inconsistency.

Section 6.2       Public Announcements. The Company and Company Parent (for the avoidance of doubt, other than with respect to the Bobcat Transaction), on the one hand, and Parent, on the other hand, shall consult with each other before issuing, and will provide each other the opportunity to review and reasonably comment upon, and use reasonable best efforts to agree on, any press release or other public statements with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party (which shall not be unreasonably withheld, delayed or conditioned), except (i) as either Party, after consultation with outside counsel, may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market if it has used reasonable best efforts to consult with the other Party prior thereto regarding the timing, scope and content of any such press release or public statement or (ii) where such press release or other public statements are consistent with previous press releases, public disclosures or public statements issued or made in accordance with this Agreement. The Parties agree that the initial press release to be issued with respect to the transactions contemplated hereby shall be in the form agreed to by the Parties. Notwithstanding the foregoing, (a) Company Parent and its Affiliates may, without consultation or consent, make ordinary course disclosure and communication to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions, and (b) other than in any current report on Form 8-K filed with the SEC in connection with the announcement of the transactions contemplated hereby, nothing in this Section 6.2 shall require Parent to consult with or obtain prior consent of Company Parent with respect to Parent’s periodic or ongoing reports filed with or furnished to the SEC.

Section 6.3        Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred or to be incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party (or, in the case of Merger Sub, by Parent) incurring such cost or expense. Parent has delivered to Company Parent a written statement setting forth the Transaction Expense Amount (including specifying the portion of the Transaction Expense Amount paid or payable to each vendor on a vendor-by-vendor basis).

Section 6.4        Defense of Litigation. Company Parent shall promptly (and in any event, within three (3) Business Days) advise Parent, and Parent shall promptly (and in any event, within three (3) Business Days) advise Company Parent, of its receipt of notice, or otherwise becoming aware, of any Action commenced or, to the knowledge of such Party, threatened to be commenced, after the date hereof against such Party or any of its Affiliates (in the case of Parent, including the Company and its Subsidiaries) by any stockholder or Governmental Authority or any other Person relating to this Agreement and the transactions contemplated hereby, and shall keep Parent or Company Parent, as applicable, reasonably informed regarding any such litigation. Company Parent shall give Parent the opportunity to consult with Company Parent regarding, and/or participate in (but not control), the defense or settlement of any such Action and shall consider Parent’s views with respect to such Action, and shall not settle, compromise or enter into any agreement or arrangement, or consent to the entry of, or fail to defend against entry of, any order or judgment, with respect to any such Action without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Parent shall give Company Parent the opportunity to consult with Parent regarding, and/or participate in (but not control), the defense or settlement of any such Action and shall consider Company Parent’s views with respect to such Action, and shall not settle, compromise or enter into any agreement or arrangement, or consent to the entry of, or fail to defend against entry of, any order or judgment, with respect to any such Action without the prior written consent of Company Parent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.5        Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement.

Section 6.6        Waiver of Conflicts Regarding Representation.

(a)       The Parties agree that, notwithstanding any current or prior representation of (1) the Company or any of its Subsidiaries, or any and all of their respective predecessors and successors, or (2) any current or former general or limited partners, members, investors, stockholders, managers, officers, directors, employees, agents, assignees or Representatives of any of the Persons set forth in clause (1), in each case or any of their respective Affiliates (collectively, the “Represented Persons”) by Kirkland & Ellis or Morris Nichols, each of Kirkland & Ellis and Morris Nichols will be allowed to represent any of the Represented Persons or any of their respective affiliates in any matters or disputes that, directly or indirectly, arise out of or relate to (x) the Transaction Documents or any of the transactions and matters contemplated hereby or thereby (including the Pre-Closing Reorganization), (y) any other of the Collective Agreements or the transactions and matters contemplated thereby, or (z) Bobcat or the Bobcat Transaction (any such matter or dispute, a “Post-Closing Representation”). Parent does hereby, and agrees to cause its Affiliates to, (i) agree that each of Kirkland & Ellis and Morris Nichols may each represent (and none of Parent or any of its Affiliates or Representatives will seek to disqualify or otherwise prevent Kirkland & Ellis, Morris Nichols or any such other legal representative from representing) any of the Represented Persons or such affiliates in connection with a Post-Closing Representation and (ii) waive any claim they have or may have that Kirkland & Ellis or Morris Nichols has a conflict of interest or is otherwise prohibited from engaging in a Post-Closing Representation, even if, in any case, the interests of the Represented Persons or such affiliates may be directly adverse to Parent or its Affiliates and even though Kirkland & Ellis or Morris Nichols may have represented the Represented Persons or such Affiliates in a matter substantially related to such dispute, or may be handling ongoing matters for any of the Represented Persons or such affiliates.

(b)       Parent acknowledges and agrees, on behalf of itself and its Affiliates, that (i) all Protected Information and all Privileged Information (and, in each case, all rights and privileges related thereto) shall, subject to the terms of this Section 6.6, be excluded from the assets possessed by the Company and its Subsidiaries at and after the Effective Time and shall be controlled and solely owned by Company Parent on behalf of all Represented Persons, and shall not pass to or be claimed by the Surviving Company, Parent or its Affiliates, and (ii) neither Company Parent nor any of its Affiliates or Representatives shall be obligated to provide Parent or any of its Affiliates, or any of their respective Representatives, with access to any Protected Information or any Privileged Information.

(c)      For the avoidance of doubt, none of Parent, the Surviving Company or their respective Affiliates will have any rights or access to any Protected Information or any Privileged Information, wherever maintained. Further, none of Parent, the Surviving Company or their respective Affiliates will have any rights or access to any Privileged Information in the files of Kirkland & Ellis, Morris Nichols or any such other legal representative referred to in this Section 6.6.

(d)       This Section 6.6 will be irrevocable, and no term of this Section 6.6 may be amended, waived or modified in respect of any Protected Information or any Privileged Information without the prior written consent of Company Parent, on behalf of the Represented Persons. Any such amendment, waiver or modification of this Section 6.6 as to which no such consent is obtained shall be null and void. This Section 6.6 is for the benefit of the applicable Represented Persons and their respective affiliates, each of which is an intended third-party beneficiary of this Section 6.6 and will be entitled to enforce this Section 6.6 against the Parties hereto in such capacity.

(e)        For the avoidance of doubt, references to Affiliates of Parent shall include the Surviving Company following the Effective Time.

Section 6.7        Tax Matters Agreement. Without prejudice to the provisions of Article VI, the Parties agree that the Tax Matters Agreement shall be terminated immediately prior to the Effective Time pursuant to the TMA Termination Letter Agreement.

Section 6.8         Deferred Intercompany Gain Tax.

(a)        If, at any time following Closing, Parent or any subsidiary thereof receives a Tax refund in respect of all or any portion of the Deferred Intercompany Gain Tax Amount, for any reason (such amounts, the “Refunded Amounts”), Parent shall remit Refunded Amounts to Company Parent (or its designee) by wire transfer of immediately available funds within ten (10) Business Days of receipt of such Refunded Amounts.  Parent shall, at Company Parent’s expense, seek to obtain Refunded Amounts at the reasonable request of Company Parent, including in the event a DIG Ruling is received.

(b)       If a private letter ruling is obtained providing that the taxable income that would otherwise give rise to the Deferred Intercompany Gain Tax Amount may be excluded from taxable income (a “DIG Ruling”) prior to paying all or a portion of the Deferred Intercompany Gain Tax Amount to an applicable taxing authority, Parent shall remit such portion of the Deferred Intercompany Gain Tax Amount to Company Parent (or its designee) by wire transfer of immediately available funds within ten (10) Business Days of receipt of such DIG Ruling.

(c)       Parent shall cooperate in good faith with Company Parent to obtain a DIG Ruling; provided, that Company Parent shall bear any associated expenses and Company Parent’s advisors shall be primarily responsible for preparing materials for and otherwise pursuing the DIG Ruling.

Section 6.9        Intercompany Balances. The Parties agree and acknowledge that any and all intercompany receivables, payables, loans and balances between the Company and Chewy Pharmacy, on the one hand, and Company Parent or any of its other Affiliates (which, for the avoidance of doubt, shall include Bobcat, PetSmart LLC or any of their respective affiliates or related entities), on the other hand (collectively, the “Intercompany Balances”), as of immediately prior to the Closing shall be satisfied and/or settled in full by means of a cash payment, dividend, capital contribution, a combination of the foregoing, or otherwise cancelled and terminated or extinguished. In the event that, following the Closing, the Parties discover or determine that any such Intercompany Balance was not properly settled prior to such time, the Parties and each of their respective Affiliates (which, for the avoidance of doubt, shall include Bobcat, PetSmart LLC or any of their respective affiliates or related entities) shall take all actions necessary to settle and extinguish such Intercompany Balance, retroactive to prior to Closing, without any expense to any Party or any of their respective Affiliates.

Article VII

INDEMNIFICATION

Section 7.1        Indemnification by Company Parent.

(a)        General Principles.

(i)        Company Parent shall indemnify Parent for:

(1)       Any Specified Tax Losses, and

(2)       Any Contingent Liability Losses.

(ii)      Notwithstanding anything herein to the contrary, Parent shall not have the right to be indemnified for any Indemnifiable Losses to the extent they are in the nature of consequential, indirect or incidental damages, diminution in value damages, lost profits or punitive, special or exemplary damages (except to the extent any such damages are paid to a Third Party in connection with a Third Party claim or awarded by a Governmental Authority). With respect to any Indemnifiable Losses arising from a breach of or inaccuracy in any representation or warranty in Article III or Article IV, any qualification as to materiality or any similar qualification contained in any such representation or warranty shall be disregarded for purposes of determining whether a breach of representation or warranty has occurred and for purposes of calculating the amount of Indemnifiable Losses related thereto. Any Indemnifiable Losses for which Parent is entitled to indemnification under this Article VII shall be determined without duplication of recovery.

(b)          Maximum Recovery.

(i)        Notwithstanding anything in this Agreement to the contrary, Company Parent’s aggregate liability for indemnification in respect of Specified Tax Losses shall not exceed the lesser of (A) the amount represented by the Specified Tax Losses Shares (plus the Transferred Specified Tax Losses Shares Value and the Cashed Out Specified Tax Losses Shares Value) and (B) $196,000,000.

(ii)        Notwithstanding anything in this Agreement to the contrary, Company Parent’s aggregate liability for indemnification in respect of Contingent Liability Losses shall not exceed the lesser of (A) the amount represented by the Contingent Liability Losses Shares (plus the Transferred Contingent Liability Losses Shares Value and the Cashed Out Contingent Liability Losses Shares Value) and (B) $50,000,000.

(iii)      For the avoidance of doubt, the amount of any payment obligations of Company Parent pursuant to Section 6.1(e) will not be included in any calculation of Company Parent’s aggregate liability for indemnification pursuant to Section 7.1(b)(i) and Section 7.1(b)(ii).

(c)          Reductions and Decrease. The amount of any Indemnifiable Losses under this Section 7.1 will be:

(i)        reduced if and to the extent that Parent and/or its Affiliates receives any “Loss Tax Benefit”, which for purposes hereof shall mean the cash net Tax savings or benefits actually realized by Parent and/or its Affiliates prior to and including in the taxable year that the applicable Indemnifiable Loss is incurred or in the subsequent three (3) years that are attributable to sustaining such Indemnifiable Losses (determined on a “with and without” basis) (which for the avoidance of doubt includes any Tax savings or benefits attributable to the carryback of an Indemnifiable Loss to a prior taxable year);

(ii)        increased to take into account any “Tax Cost”, which for purposes hereof shall mean any Taxes actually incurred by Parent and/or its Affiliates in the taxable year that the indemnity is paid or in the subsequent three (3) years that are attributable to the receipt or accrual of the payment under the indemnity provisions of this Agreement related to such Indemnifiable Loss (determined on a “with and without” basis); and

(iii)      reduced if and to the extent that Parent and/or its Affiliates have actually received reimbursement for such Indemnifiable Losses from any Third Party (including under any Third Party insurance policy) (net of the amount of any out-of-pocket costs and expenses incurred to recover such reimbursement, including any deductibles or retroactive premiums or increased insurance premiums as a result thereof).

(d)          Subsequent Receipt or Payment. If Company Parent compensates Parent or any of its Affiliates for Indemnifiable Losses hereunder and Parent or any of its Affiliates subsequently actually receives (i) a Loss Tax Benefit in the taxable year in which the applicable Indemnifiable Loss is incurred or in the subsequent three (3) years or (ii) reimbursement, in whole or in part, for such Indemnifiable Losses from any Third Party (including under any Third Party insurance policy), Parent will promptly repay to Company Parent the lesser of:

(1)       the amount of such Loss Tax Benefit or the amount recovered in respect of such Indemnifiable Losses from such Third Party (including under such Third Party insurance policy), as the case may be, less any out-of-pocket costs and expenses incurred by Parent or any of its Affiliates in recovering the same; or

(ii)       the amount paid by Company Parent in excess of such Indemnifiable Losses after the application of Section 7.1(c).

(e)        Other. Until the indemnification obligations of Company Parent hereunder have expired in accordance with Section 7.2(a) (including any extension of the survival period in accordance with Section 9.2(a) due to a claim pending final resolution), Company Parent agrees not to sell, assign, transfer, grant any Encumbrance on or otherwise dispose of (i) the Retained Shares and any Escrow Shares from time to time held in the Escrow Account to any Person or (ii) any Parent Class A Common Stock or any Parent Class B Common Stock to any of its Affiliates under common control unless such Affiliate under common control agrees, in customary form reasonably acceptable to Parent, to be bound by the provisions of this Agreement (including the provisions in this Article VII) and the Escrow Agreement.

(i)       Until the indemnification obligations of Company Parent hereunder have expired in accordance with Section 7.2(a) (including any extension of the survival period in accordance with Section 9.2(a) due to a claim pending final resolution), Company Parent agrees that it shall retain and keep available an amount of Parent Class B Common Stock corresponding to the Specified Tax Losses Retained Shares Amount and/or Contingent Liability Losses Retained Shares Amount (the “Retained Shares”), and the amount of Retained Shares shall be indicated on Schedule A, as updated from time to time. No more than five (5) Business Days after any payment of any indemnification claim under this Article VII or any release of shares and deposit of cash pursuant to Section 7.1(e)(ii)) (each, an “Escrow Measurement Date”), Company Parent shall recalculate the Specified Tax Losses Retained Shares Amount and the Contingent Liability Losses Retained Shares Amount after giving effect to such payment or release of shares. For clarity, (x) the appropriate number of Retained Shares in respect of the Specified Tax Losses Retained Shares Amount, if any and (y) the appropriate number of Retained Shares in respect of the Contingent Liability Losses Retained Shares Amount, if any, shall be re-determined on each Escrow Measurement Date, and, to the extent that the number of Retained Shares determined as of any Escrow Measurement Date in respect of either the Specified Tax Losses Retained Shares Amount or the Contingent Liability Losses Retained Shares Amount, as applicable, is lower than such number determined as of the immediately preceding Escrow Measurement Date, such excess number of shares of Parent Class B Common Stock shall no longer be Retained Shares subject to the immediately preceding sentence. Following each re-determination of the Specified Tax Losses Retained Shares Amount, the Contingent Liability Losses Retained Shares Amount and the Retained Shares, Company Parent shall promptly (and in any event within five (5) Business Days of each Escrow Measurement Date) deliver, or cause to be delivered, to Parent an updated Schedule A, which shall replace and supersede any prior Schedule A for all purposes hereunder. If no such updated Schedule A is delivered to Parent within ten (10) Business Days of an Escrow Measurement Date, Parent shall be entitled to update Schedule A with its calculations of the Specified Tax Losses Retained Shares Amount, the Contingent Liability Losses Retained Shares Amount and the Retained Shares.

(ii)        Company Parent shall have the right, and the Escrow Agreement shall provide Company Parent the right, at any time and from time to time following the date hereof, to cause the release of shares of Parent Class B Common Stock held in the Escrow Account in respect of Contingent Liability Losses or Specified Tax Losses, as the case may be, from the Escrow Account to Company Parent by Company Parent or its designee depositing cash in an amount (per share of Parent Class B Common Stock to be so released) equal to the greater of (A) $50.00 and (B) the 15 Day VWAP measured as of the applicable release date. Any shares of Parent Class B Common Stock released pursuant to this Section 7.1(e)(ii) shall no longer be Escrow Shares or otherwise subject to this Article VII. Any such released shares that were held in the Escrow Account in respect of Contingent Liability Losses shall be referred to herein as “Cashed Out Contingent Liability Losses Shares” and any such released shares that were held in the Escrow Account in respect of Specified Tax Losses shall be referred to herein as “Cashed Out Specified Tax Losses Shares”. The Parties shall (as applicable) deliver joint instructions to the Escrow Agent providing for any such release contemplated by this Section 7.1(e)(ii). Any cash deposited into the Escrow Account pursuant to this Section 7.1(e)(ii) shall be invested, pursuant to the terms of the Escrow Agreement, in money market funds or short-term treasury securities, or, if mutually agreed by Company Parent and Parent, other high-quality debt investments.

(iii)        The Parties acknowledge and agree that, without limiting Company Parent’s obligations under this Agreement, any claims for indemnification pursuant to this Article VII may be satisfied by Company Parent, in its sole discretion, by (1) causing the Escrow Agent and/or Company Parent (or an Affiliate thereof, as applicable), as applicable, to transfer to Parent an amount of Parent Class A Common Stock, free and clear of all Encumbrances, other than Encumbrances on transfer imposed under applicable securities Laws, valued for this purpose by applying the 15 Day VWAP as of the earlier of (x) the date on which Company Parent has agreed with Parent on the amount of such indemnifiable claim and (y) the date (if any) on which such claim is finally resolved in favor of Parent, which amount of Parent Class A Common Stock, in the case of this clause (1), shall be increased by the amount necessary to satisfy Disposal Costs, (2) causing the Escrow Agent and/or Company Parent (or an Affiliate thereof, as applicable) (as applicable) to transfer an amount, in cash, equal to such indemnifiable claim (as finally determined pursuant to the terms hereof) or (3) any combination of clause (1) and (2), as determined by Company Parent. Notwithstanding the foregoing or anything to the contrary contained herein or in any of the other Transaction Documents, in the event that any claim made in accordance with the terms hereof by Parent prior to the end of the Specified Tax Losses Period or Contingent Liabilities Losses Period, as applicable, has not been finally resolved as of such date, Company Parent shall not distribute or otherwise transfer or dispose of, and shall continue to maintain for the purpose of satisfying any such unresolved claims for Indemnifiable Losses (if and to the extent finally resolved in favor of Parent), such number of shares of Parent Class A Common Stock that are Escrow Shares equal to the quotient (rounded to the nearest whole share) obtained by dividing the aggregate amount of all such unresolved claims for Indemnifiable Losses by the 15 Day VWAP as of the end of the Specified Tax Losses Period or Contingent Liabilities Losses Period, as applicable.

(iv)      If at any time following the execution of this Agreement, any change in outstanding Parent Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, split-up, exchange or readjustment of shares or any stock dividend thereon with a record date, payment date or ex-dividend date during such period, or any similar extraordinary transaction or event (including any merger, consolidation, share exchange, business combination or similar transaction as a result of which Parent Common Stock will be converted or exchanged), the references to Parent Common Stock and any other similarly dependent items, as the case may be, shall be appropriately and equitably adjusted to provide Company Parent, the Parent Stockholders and the Parties the same economic effect as contemplated by this Agreement prior to such event. The references to Parent Class B Common Stock or Parent Common Stock in this Section 7.1 shall apply equally to Parent Class A Common Stock that become Escrow Shares or Retained Shares, whether by conversion or otherwise.

Section 7.2           Survival and Notice of Claims.

(a)          (i) Any claims with respect to Specified Tax Losses shall survive until the earlier of (A) sixty (60) days following the expiration of the statute of limitations on assessment of the applicable Specified Tax Loss or (B) the date on which a Tax Contest relating to a Specified Tax Loss or a U.S. federal income Tax Return to which such Specified Tax Loss relates is settled, closed or otherwise resolved (including through the issuance of a final closing letter by the relevant Taxing Authority) (the “Specified Tax Losses Period”) and (ii) any claims with respect to Contingent Liability Losses shall survive until four (4) years after the Closing Date (the “Contingent Liabilities Losses Period”); provided that, any claim made by Parent within the time period set forth in this Section 7.2(a), and otherwise in accordance with this Article VII, shall survive until such claim is finally resolved; provided, further, that any claim that may be subject to both clauses (i) and (ii) above will survive until the longest survival period under clauses (i) and (ii) of this Section 7.2(a).

(b)        Parent shall use commercially reasonable efforts to give Company Parent notice of any matter that Parent has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement within forty-five (45) days of such determination. The failure to provide such notice within the specified time period shall not relieve Company Parent of any obligation in respect of the claim except to the extent that Company Parent shall have been actually and materially prejudiced thereby.

(c)       To the extent feasible, any payment for indemnification hereunder shall be paid prior to any requirement for Parent to pay such amounts to a Third Party. In the event that there are any Indemnifiable Losses, as determined in accordance with this Article IX, and Parent is required to pay any such amounts to any Governmental Authority or other Third Party in advance of any indemnification payment made by Company Parent hereunder, such Indemnifiable Losses will include an amount of accrued interest at SOFR for the time period between Parent’s payment of such Indemnifiable Losses and payment by Company Parent under this Article VII.

Section 7.3        Remedies. Subject to Section 8.13, the Parties acknowledge and agree that following the Closing, other than in respect of any obligations set forth in Section 6.1(e) and actual common law fraud (with scienter and not constructive fraud) under Delaware law, the indemnification provisions of this Article VII for the benefit of Parent (which, for clarity, are not for the benefit of and shall not in any event be enforceable by any of Parent’s Affiliates or Representatives or any other Person) will be the sole and exclusive remedy of Parent or any of its Affiliates or Representatives or any other Person for any claims or causes of action that may be based upon, arise out of or relate to this Agreement, the other Transaction Documents, or any of the transactions contemplated hereby or thereby, or the negotiation, execution or performance of this Agreement or the Transaction Documents.

Section 7.4         Third Party Claims. If any claim is made by a Third Party that, if sustained, would give rise to indemnification under Section 7.1 (other than claims for Specified Tax Losses which shall be governed solely by Section 7.5), Parent will promptly notify Company Parent in accordance with, and subject to, Section 7.2(b). Except pursuant to the penultimate sentence of this Section 7.4, Company Parent shall have the right upon written notice to Parent, within twenty (20) days after receipt from Parent of the applicable Section 7.2(b) notice, to conduct and control at its expense and through counsel of its own choosing that is reasonably satisfactory to Parent the defense against such Third Party claim. In the event that Company Parent elects to conduct the defense of such Third Party claim, Parent will reasonably cooperate with Company Parent as may be reasonably requested by Company Parent, and Parent shall have the right at its own expense to participate in the defense of such Third Party claim assisted by counsel of its own choosing. Without the prior written consent of Parent, Company Parent will not enter into any settlement or compromise of any Third Party claim, unless such settlement or compromise would (i) include a complete and unconditional release of each of Parent and any of its applicable Affiliates from all liabilities or obligations with respect thereto, (ii) not impose any liabilities or obligation (including any equitable remedies) on Parent or any of its Affiliates other than financial obligations for which Parent is fully indemnified hereunder and (iii) not involve a finding, statement or admission of any fault, culpability, failure to act or wrongdoing on the part of the Parent or any of its Affiliates. Company Parent shall not be entitled to control, and Parent shall be entitled to have control over (at Parent’s expense, but subject to Parent’s rights to indemnification hereunder), the defense of such Third Party claim, upon notice to Company Parent, in the event (x) such Third Party claim relates to or arises in connection with any criminal Proceeding, action, indictment, allegation or investigation, (y) Company Parent shall not have timely elected to assume control over such defense in accordance with this Section 7.4, or (z) of a Proceeding to which Company Parent is also a party and, based upon the written advise of outside counsel, an actual legal conflict exists as a result of Company Parent’s control over such defense; provided, that Company Parent may elect to participate in such defense or settlement at any time at its own expense.

Section 7.5          Tax Contests.

(a)         Notice. Parent shall provide prompt notice to Company Parent of any written communication from a Tax Authority regarding any pending or threatened Tax Contest of which it becomes aware related to any Specified Tax Losses. Such notice shall include copies of any written communication from such Tax Authority in respect of such matter and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail. If Parent has knowledge of an asserted Tax liability with respect to a Specified Tax Loss and fails to give Company Parent prompt notice, and such failure to give prompt notice results in a material monetary detriment to Company Parent, then any amount which Company Parent is otherwise required to pay Parent pursuant to this Agreement shall be reduced by the amount of such detriment. No voluntary extension of any statute of limitations for any Tax period with respect to which a Specified Tax Loss may arise may be granted without the prior written consent of Company Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)         Control of Tax Contests.

(i)      Tax Contests shall be controlled and administered by (x) Company Parent if such Tax Contest is primarily related to any Specified Tax Losses and (y) by Parent if such Tax Contest includes any Specified Tax Losses but primarily relates to Taxes for which Parent may not be indemnified under this Agreement (in each case, the “Controlling Company”). Each applicable Controlling Company shall bear the costs and expenses incurred with respect to a Tax Contest (which, in the case of any Tax Contest primarily related to any Specified Tax Losses, shall include the reasonable costs and expenses incurred by Parent with respect to a Tax Contest).

(ii)     The Controlling Company must obtain the prior written consent of the other non-controlling Company (the “Non-Controlling Company”) prior to contesting, litigating, compromising or settling any Tax Contest related to an adjustment for Specified Tax Losses (which consent shall not be unreasonably withheld, conditioned or delayed). Unless waived by the Parties in writing, in connection with any potential adjustment for a Specified Tax Loss in a Tax Contest for which the Non-Controlling Company may reasonably be expected to become liable: (i) the Controlling Company shall keep the Non-Controlling Company informed in a timely manner of all actions taken or proposed to be taken by the Controlling Company with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Company shall provide the Non-Controlling Company copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Company shall timely provide the Non-Controlling Company with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Company shall consult with the Non-Controlling Company (including, without limitation, regarding the use of outside advisors to assist with the Tax Contest) and offer the Non-Controlling Company a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Company shall defend such Tax Contest diligently and in good faith.

(iii)      Unless waived by the Parties in writing, the Controlling Company shall provide the Non-Controlling Company with written notice reasonably in advance of, and the Non-Controlling Company shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Company may reasonably be expected to become liable.

Section 7.6          Indemnification Information Rights. On and after the Closing Date, at Company Parent’s reasonable request and upon reasonable prior notice, Parent shall allow, and shall procure that its Subsidiaries allow, Company Parent, its Affiliates and their Representatives to reasonably investigate the matter or circumstance alleged to give rise to any claim for indemnification hereunder, and Parent shall give, and shall procure that its Subsidiaries give, all such reasonably necessary information and assistance, including reasonable access to premises and personnel of Parent and its Subsidiaries, and the right to reasonably examine and copy or photograph any assets, accounts, documents and records of Parent and its Subsidiaries, in each case as Company Parent, its Affiliates or their Representatives may reasonably request in connection with such investigation. Notwithstanding the foregoing, the access provided pursuant to this Section 7.6 shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of Parent and its Subsidiaries, and nothing in this Section 7.6 shall require Parent or any of its Subsidiaries to disclose or provide access to any information to Company Parent that would reasonably be likely to (x) cause a loss of privilege to Parent or any of its Subsidiaries or (y) constitute a violation of applicable Law or Contract, subject, in the case of clauses (x) and (y), to Parent using reasonable efforts to, and cooperating with Company Parent in, developing and implementing reasonable alternative arrangements to provide Company Parent, its Affiliates and their Representatives with the full benefit of this Section 7.6 without causing, creating or constituting any such loss, breach, burden, interference or violation, as applicable. Notwithstanding the foregoing, if the Parties are in an adversarial relationship in any legal proceeding, the furnishing of information, documents or records in accordance with this Section 7.6 shall be subject to any applicable rules relating to discovery.

Article VIII

MISCELLANEOUS

Section 8.1         Effectiveness of Representations, Warranties and Agreements. Except as set forth in the next sentence, the respective representations, warranties, covenants and agreements of the Parties contained herein or in any certificate delivered pursuant hereto prior to or at the Closing will terminate at the Effective Time. The terms of Article I, Section 2.6, Section 2.7, Section 2.8, Section 6.1, Section 6.8, Article VII and this Article VIII, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed, in whole or in part, after the Effective Time, shall survive the consummation of the Merger; any representations or warranties of Company Parent or the Company shall survive for the period set forth in Section 7.2(a).

Section 8.2            Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile or e-mail or (b) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent, Merger Sub or the Surviving Company, to:

Chewy, Inc.

7700 West Sunrise Boulevard

Plantation, FL 33322

Attention:	General Counsel
Email:	generalcounsel@chewy.com

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention:	Paul J Shim
Kyle A. Harris
Email:	pshim@cgsh.com kaharris@cgsh.com

if to the Company or Company Parent, to:

c/o BC Partners Advisors L.P.

650 Madison Avenue, 23rd Floor

New York, NY 10022

Attention: Michael Chang

Email: Michael.Chang@bcpartners.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Peter Martelli, P.C.
Edward J. Lee, P.C.
Email:	peter.martelli@kirkland.com
edward.lee@kirkland.com

Section 8.3        Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) and the other Transaction Documents constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral (except the Collective Agreements), among the parties with respect to the subject matter hereof and no Party is relying on, and expressly disclaims reliance on, any other oral or written representation, agreement or understanding and no Party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement, in each case other than as set forth in this Agreement. This Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies except (a) for the provisions of Article II and (b) as provided in Section 6.6.

Section 8.4       Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties hereto without the prior written consent of the other Parties.

Section 8.5       Amendment and Supplements. This Agreement may be amended or supplemented at any time by additional written agreements signed by, or on behalf of the Parties (which must include, in the case of Parent, the approval of the Special Committee), as may mutually be determined by the Parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the Parties. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment and, with respect to Section 6.6, any other Person whose consent is required to effect such amendment.

Section 8.6        Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.7        Waiver. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective (which must include, in the case of Parent, the approval of the Special Committee). Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party (which must include, in the case of Parent, the approval of the Special Committee). No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 8.8      Counterparts. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

Section 8.9            Applicable Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of Laws.

Section 8.10      Jurisdiction. Each of the Parties hereto (a) irrevocably and unconditionally consents to submit itself to the sole and exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, the Superior Court of the State of Delaware, or, if the subject matter of the action is one over which exclusive jurisdiction is vested in the courts of the United States of America, a federal court sitting in the State of Delaware (collectively, the “Delaware Courts”) in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, (b) waives any objection to the laying of venue of any such litigation in any of the Delaware Courts, (c) agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum and agrees not otherwise to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (d) agrees that it will not bring any Action in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby, in any court or other tribunal, other than any of the Delaware Courts. All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined in the Delaware Courts. Each of the Parties hereto hereby irrevocably and unconditionally agrees that service of process in connection with any dispute, claim, or controversy arising out of or relating to this Agreement or the transactions contemplated hereby may be made upon such Party by prepaid certified or registered mail, with a validated proof of mailing receipt constituting evidence of valid service, directed to such Party at the address specified in Section 8.2 hereof. Service made in such manner, to the fullest extent permitted by applicable Law, shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law.

Section 8.11    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 8.12      Joint Participation in Drafting this Agreement. The Parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for one Party and that each Party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each Party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting Party shall not be employed in the interpretation of this Agreement to favor any Party against another and that no Party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

Section 8.13     Enforcement of this Agreement. The Parties acknowledge and agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement (without the obligation to post a bond therefor) and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything to the contrary contained herein, any determination by the Parent Board with respect to the enforcement (or non-enforcement) of Parent’s rights hereunder shall be made only with the approval of the Special Committee.

Section 8.14      Limited Liability. Notwithstanding any other provision of this Agreement, no stockholder, member, partner, director, officer, Affiliate, agent or Representative of any Party (other than Parent as the sole member of Merger Sub) will have any Liability for a breach of the covenants, obligations, representations or warranties of Parent, the Company or (to the extent applicable) Company Parent, respectively, hereunder or under any certificate or letter delivered by the Parties, with respect thereto and, to the fullest extent legally permissible, each Party, for itself and its stockholders, members, partners, directors, officers, Affiliates, agents and Representatives, waives and agrees not to seek to assert or enforce any such Liability which any such Person otherwise might have pursuant to applicable Law.

Section 8.15      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the Parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner to the end that the transactions contemplated hereby are fulfilled as originally contemplated to the greatest extent possible.

Section 8.16      Incorporation of Exhibits. The Company Disclosure Letter, the Parent Disclosure Letter and all Exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 8.17      No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the Parties hereto. No Party is by virtue of this Agreement authorized as an agent, employee or legal Representative of any other Party. No Party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No Party shall have any power or authority to bind or commit any other Party. No Party shall hold itself out as having any authority or relationship in contravention of this Section 8.17.

Section 8.18      No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, the other Transaction Documents, or any of the transactions contemplated hereby or thereby, or the negotiation, execution or performance of this Agreement or the Transaction Documents, may only be made against the entities that are expressly identified as Parties hereto (and only to the extent thereto) and no former, current or future stockholder, member, general or limited partner, manager, director, officer, Affiliate, agent, assignee or Representative of any Party or of any of such Party’s Affiliates shall have any liability for any obligations or liabilities of such Party to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or thereby or in respect of any oral representations or agreements made or alleged to be made in connection herewith. Without limiting the rights of Parent against Company Parent or the Company hereunder, in no event shall Parent or any of its Affiliates, and Parent agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any former, current or future stockholder, member, general or limited partner, manager director, officer, Affiliate, assignee agent or Representative of any Party or of any of such Party’s Affiliates, other than the express Parties to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

CHEWY, INC.

By:	/s/ Stacy Bowman
	Name:	Stacy Bowman
	Title:	Interim Chief Financial Officer and Chief Accounting Officer

CHEWY KENTUCKY HOLDING, LLC
By Its Sole Member: Chewy, Inc.

By:	/s/ Stacy Bowman
	Name:	Stacy Bowman
	Title:	Interim Chief Financial Officer and Chief Accounting Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

BUDDY CHESTER SUB PARENT HOLDCO, INC.

By:	/s/ Alan M. Schnaid
Name: Alan M. Schnaid
Title: President and Treasurer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

Solely for the purposes of Article II, Article III, Article IV, Article VI, Article VII and Article VIII, BUDDY CHESTER SUB LLC

By:	/s/ Alan M. Schnaid
	Name:	Alan M. Schnaid
	Title:	President, Chief Financial Officer and Treasurer

[Signature Page to Agreement and Plan of Merger]